Exhibit (a)(1)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock
of
Caminus Corporation
by
Rapid Resources Inc.,
a wholly owned subsidiary of
SunGard Data Systems Inc.
at
$9.00 Per Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, FEBRUARY 26, 2003, UNLESS THE OFFER IS EXTENDED.

The Offer (as defined in this Offer to Purchase) is being made pursuant to an Agreement and Plan of Merger, dated January 20, 2003 (the “Merger Agreement”), by and among SunGard Data Systems Inc., a Delaware corporation (“SunGard”), Rapid Resources Inc., a Delaware corporation and a wholly owned subsidiary of SunGard (the “Purchaser”), and Caminus Corporation, a Delaware corporation (“Caminus”), pursuant to which, following the purchase by the Purchaser of shares of Caminus common stock, par value $0.01 per share, in the Offer and the satisfaction or waiver of each of the conditions to the Offer set forth in the Merger Agreement, the Purchaser will be merged with and into Caminus (the “Merger”), with Caminus surviving the Merger as a wholly owned subsidiary of SunGard. As a result of the Merger, each outstanding share of Caminus common stock (other than shares owned by SunGard, the Purchaser, Caminus or any wholly owned subsidiary of SunGard or Caminus, or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the price per share paid in the Offer in cash, without interest thereon.

Caminus’s board of directors has, at a meeting held on January 18, 2003, by the unanimous vote of all directors of Caminus, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, the stockholders of Caminus; (ii) approved and adopted the Merger Agreement and approved the transactions contemplated thereby, including the Offer and the Merger, and (iii) declared that the Merger Agreement is advisable. Accordingly, the Caminus board of directors unanimously recommends that the stockholders of Caminus tender their shares of Caminus common stock pursuant to the Offer and vote to adopt the Merger Agreement at any meeting of stockholders of Caminus that may be called to consider such adoption.

The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not properly withdrawn prior to the Expiration Date (as defined in this Offer to Purchase) that number of shares of Caminus common stock that, together with the shares then solely beneficially owned by the Purchaser and SunGard (if any), represent a majority of the number of shares constituting the sum of all then outstanding shares plus all shares issuable upon the exercise of all then outstanding options (which number of shares is referred to as Caminus’s “Adjusted Outstanding Shares” and which condition is referred to as the “Minimum Condition”). The Offer is also subject to other conditions described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase.

A summary of the principal terms of the Offer appears on pages 1 to 7. You should read this entire document carefully before deciding whether to tender your shares in the Offer.

IMPORTANT

Any stockholder of Caminus who desires to tender all or any portion of such stockholder’s shares of Caminus common stock to the Purchaser in the Offer should either (i) complete and sign the Letter of Transmittal (or a facsimile copy of it) for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal (having such stockholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile copy of it) and any other required documents to the depositary for the Offer, Wells Fargo Bank Minnesota, N.A. (the “Depositary”), and either deliver the certificates representing such shares to the Depositary along with the Letter of Transmittal (or a facsimile copy of it) or tender such shares by book-entry transfer by following the procedures described in Section 2 (Procedures for Tendering Shares of Caminus Common Stock in the Offer) of this Offer to Purchase, in each case prior to the Expiration Date of the Offer, or (ii) request such stockholder’s broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder of Caminus with shares of Caminus common stock registered in the name of a broker, dealer, bank, trust company or other nominee must contact that institution in order to tender such shares to the Purchaser in the Offer.

Any stockholder of Caminus who desires to tender shares of Caminus common stock to the Purchaser in the Offer and whose certificates representing such shares are not immediately available, or who cannot comply in a timely manner with the procedures for tendering shares by book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the Expiration Date of the Offer, may tender such shares to the Purchaser in the Offer by following the procedures for guaranteed delivery described in Section 2 (Procedures for Tendering Shares of Caminus Common Stock in the Offer) of this Offer to Purchase.

Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to the Information Agent for the Offer at its address and telephone number set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent.

The Information Agent for the Offer is:

D. F. King & Co., Inc.
77 Water Street
New York, N.Y. 10005

Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll Free: (800) 848-3416

ii

iii

SUMMARY TERM SHEET

We are Rapid Resources Inc., and we are making an offer to purchase all of the outstanding shares of common stock of Caminus Corporation. The following are some of the questions you, as a stockholder of Caminus, may have about our offer and our answers to those questions. This Summary Term Sheet provides important and material information about our offer that is described in more detail elsewhere in this Offer to Purchase, but this Summary Term Sheet may not include all of the information about our offer that is important to you. We urge you to carefully read the remainder of this Offer to Purchase and the Letter of Transmittal for our offer because the information in this Summary Term Sheet is not complete. Additional important information about our offer is contained in the remainder of this Offer to Purchase and the Letter of Transmittal for our offer. We have included cross-references in this Summary Term Sheet to other Sections of this Offer to Purchase to direct you to the sections of this Offer to Purchase in which a more complete description of the topics covered in this Summary Term Sheet appear.

Who is offering to buy my Caminus shares?

Our name is Rapid Resources Inc. We are a Delaware corporation and a wholly owned subsidiary of SunGard Data Systems Inc. Since our organization, our only activities have been related to making a tender offer for all of the outstanding shares of common stock of Caminus. SunGard is a global leader in integrated information-technology solutions for financial services and is also a leading provider of information availability services. See Introduction and Section 9 (Certain Information Concerning the Purchaser and SunGard) of this Offer to Purchase for more information about SunGard and us.

How many shares of Caminus common stock are you offering to purchase?

We are making an offer to purchase all of the outstanding shares of common stock of Caminus. See Introduction and Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

How much are you offering to pay for my shares of Caminus common stock, what is the form of payment and will I have to pay any fees or commissions if I tender my shares in your offer?

We are offering to pay $9.00 per share in cash (without interest) for each share of your Caminus common stock. If you are the record owner of your shares and you tender them in our offer, you will not have to pay any brokerage fees or similar expenses to do so. If you own your shares through a broker or other nominee, and your broker tenders your shares in our offer on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether it will charge you a fee for tendering your shares in our offer. See Introduction and Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

Do you have the financial resources to pay for all of the shares of Caminus common stock that you are offering to purchase?

Yes. Our parent company, SunGard Data Systems Inc., will contribute or loan to us sufficient funds to pay for all of the shares of Caminus common stock that are accepted for payment by us in the offer and to make any payments for all of the shares of Caminus common stock that are not purchased in our offer and that will be converted into the right to receive $9.00 per share in cash in the merger described below, following the successful completion of our offer. SunGard expects to use its existing cash resources or funds borrowed under its existing line of credit, or a combination of both, to make these contributions or loans. Our offer is not conditioned upon any financing arrangements or financing contingencies. See Section 10 (Source and Amount of Funds) of this Offer to Purchase for more information.

Is your financial condition relevant to my decision whether to tender my shares of Caminus common stock in your offer?

No. We do not believe that our financial condition is relevant to your decision whether to tender your shares of Caminus common stock in our offer because:

•	cash is the only consideration that we are paying to the holders of Caminus common stock in connection with our offer;

•	we are offering to purchase all of the outstanding shares of Caminus common stock in our offer;

•	our offer is not subject to any financing arrangements or financing contingencies; and

•	SunGard has sufficient cash on hand and cash equivalents to provide us with the amount of cash consideration payable to holders of Caminus common stock in our offer and the merger described below.

See Section 10 (Source and Amount of Funds) of this Offer to Purchase for more information.

How long do I have to tender my shares of Caminus common stock in your offer?

Unless we extend our offer, you will have until 12:00 midnight, New York City time, on Wednesday, February 26, 2003, to tender your shares of Caminus common stock in our offer. If you cannot deliver everything that is required to tender your shares by that time, you may be able to use a guaranteed delivery procedure to tender your shares, as described in Section 1 (Terms of the Offer) and Section 2 (Procedures for Tendering Shares of Caminus Common Stock in the Offer) of this Offer to Purchase.

Under what circumstances can or must you extend your offer?

We are permitted to (but not required to) extend our offer beyond its initial expiration date of Wednesday, February 26, 2003:

•	for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission applicable to our offer;

•	for such amount of time as is reasonably necessary to cause all of the conditions to our offer to be satisfied; and

•
for an additional period or periods of not more than 20 business days in the aggregate, if the sum of the number of shares of Caminus common stock that have been validly tendered and not withdrawn in our offer as of the scheduled or any extended expiration date of our offer, plus the number of shares of Caminus common stock then solely beneficially owned by SunGard and us as of such date, represents a majority of Caminus “adjusted outstanding shares” (as described below) but less than 90% of Caminus’s “adjusted outstanding shares” as of such date.

In addition, if any of the conditions to our offer have not been satisfied by 12:00 midnight, New York City time, on Wednesday, February 26, 2003, the initial expiration date of our offer (or by any additional expiration date if the Offer is extended), we will extend our offer by 10 business days, if so requested by Caminus in writing. See Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

At our option, we may (but are not required to) also provide for a subsequent offering period, and one or more extensions thereof, following the expiration of and acceptance of shares tendered in our offer. During any subsequent offering period, if there is one, you could tender your shares to us for the same offer price payable in our offer. See Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

How will I be notified if you extend your offer?

If we extend our offer, we will inform the Depositary of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which our offer was previously scheduled to expire. See Section 1 (Terms of the Offer) of this Offer to Purchase for more information.

What are the most significant conditions to your offer?

We are not obligated to purchase any shares of Caminus common stock that are tendered in our offer unless, prior to the expiration of our offer (as it may be extended), the number of shares validly tendered in accordance with the terms of our offer and not properly withdrawn, together with the shares of Caminus common stock then solely beneficially owned by SunGard and us, represents a majority of the number of shares constituting the sum of all then outstanding shares of Caminus common stock plus all shares of Caminus common stock issuable upon the exercise of all then outstanding options (which number of shares we refer to in this Summary Term Sheet as the “adjusted outstanding shares” of Caminus, and which condition we refer to as the “minimum condition” in this Summary Term Sheet).

Our offer is not subject to any financing arrangements or financing contingencies, but it is subject to a number of other conditions, including with respect to the accuracy of Caminus’s representations and warranties in the merger agreement, Caminus’s compliance with its covenants set forth in the merger agreement, the absence of a material adverse effect on Caminus and its subsidiaries, and compliance with applicable antitrust law and regulations including the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended. See Section 13 (Certain Conditions to the Offer) of this Offer to Purchase for more information about these and other conditions to our offer.

Without Caminus’s consent, we can waive any condition to our offer, other than the minimum condition.

How do I tender my shares of Caminus common stock in your offer?

To tender all or any portion of your shares of Caminus common stock in our offer, you must either deliver the certificate or certificates representing your tendered shares, with the Letter of Transmittal (or a facsimile copy of it) enclosed with this Offer to Purchase, properly completed and duly executed, together with any required signature guarantees, and any other required documents, to the Depositary, Wells Fargo Bank Minnesota, N.A., or tender your shares using the book-entry procedure described in Section 2 (Procedures for Tendering Shares of Caminus Common Stock in the Offer), prior to the expiration of our offer.

If you hold your shares of Caminus common stock in street name through a broker, dealer, bank, trust company or other nominee and you wish to tender all or any portion of your shares of Caminus common stock in our offer, the broker, dealer, bank, trust company or other nominee that holds your shares must tender them on your behalf through the Depositary.

If you cannot deliver the items that are required to be delivered to the Depositary by the expiration of our offer, you may obtain additional time to do so by having a broker, bank or other fiduciary that is a member of the Securities Transfer Agent’s Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within three Nasdaq Stock Market trading days. You may use the Notice of Guaranteed Delivery enclosed with this Offer to Purchase for this purpose. To tender shares of Caminus common stock in this manner, however, the Depositary must receive the required items within such three trading day period. See Section 2 (Procedures for Tendering Shares of Caminus Common Stock in the Offer) of this Offer to Purchase for more information.

Can I withdraw shares that I previously tendered in your offer? Until what time may I withdraw previously tendered shares?

Yes. You can withdraw some or all of the shares of Caminus common stock that you previously tendered in our offer at any time until the expiration date of our offer as it may be extended. Further, if we have not accepted your shares for payment by March 30, 2003, you can withdraw them at any time after March 30, 2003. Once we accept your tendered shares for payment upon the expiration of our offer, however, you will no longer be able to withdraw them. In addition, your right to withdraw your previously tendered shares will not apply to any subsequent offering period (which is not the same as an extension of our offer), if one is provided. See Section 1 (Terms of the Offer) and Section 3 (Withdrawal Rights) of this Offer to Purchase for more information.

How do I withdraw my previously tendered shares?

To withdraw any shares of Caminus common stock that you previously tendered in our offer, you (or, if your shares are held in street name, the broker, dealer, bank, trust company or other nominee that holds your shares) must deliver a written notice of withdrawal (or a facsimile copy of one), with the required information, to the Depositary while you still have the right to withdraw your shares. See Section 1 (Terms of the Offer) and Section 3 (Withdrawal Rights) of this Offer to Purchase for more information.

Has Caminus’s board of directors approved your offer?

Yes. Our offer is being made pursuant to an Agreement and Plan of Merger, dated January 20, 2003, by and among SunGard, Caminus and us. Caminus’s board of directors has, by the unanimous vote of all directors of Caminus:

•
determined that the merger agreement and the transactions contemplated thereby, including our offer and the merger contemplated by the merger agreement, are fair to and in the best interests of Caminus stockholders;

•	Approved and adopted the merger agreement and approved the transactions contemplated thereby, including our offer and the merger contemplated by the merger agreement; and

•	declared that the merger agreement is advisable.

Accordingly, Caminus’s board of directors unanimously recommends that you accept our offer and tender your shares of Caminus common stock pursuant to our offer and, if required, vote to adopt the merger agreement.

The factors considered by Caminus’s board of directors in making the determinations and the recommendation described above are described in Caminus’s Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed with the Securities and Exchange Commission and is being mailed to the stockholders of Caminus with this Offer to Purchase. Stockholders of Caminus are urged to carefully read Caminus’s Solicitation/Recommendation Statement on Schedule 14D-9 in its entirety.

Banc of America Securities LLC delivered an opinion to Caminus’s board of directors, dated January 18, 2003, to the effect that, as of such date and subject to the qualifications, assumptions and limitations stated in its written opinion, the offer price to be paid to stockholders whose shares of Caminus common stock are accepted for payment in our offer and to be paid to stockholders in the merger was fair, from a financial point of view, to the holders of shares of Caminus common stock, excluding holders who are a party to the tender and voting agreement (described below). The opinion of Banc of America Securities LLC is addressed only to the Caminus board of directors. It relates only to the fairness, from a financial point of view, of the $9.00 in cash per share to be received by stockholders who are not a party to the tender and voting agreement, and it does not constitute an opinion or recommendation to any stockholder as to whether or not a stockholder should tender shares in our offer, how a stockholder should vote at a stockholders’ meeting, if any, held in connection with a merger involving SunGard and Caminus or as to any other matters relating to our offer or the merger. Caminus stockholders are urged to read the opinion in its entirety.

Have any stockholders of Caminus already agreed to tender their shares in your offer?

Yes. Certain of Caminus’s directors, executive officers and affiliated stockholders have entered into a tender and voting agreement with SunGard and us pursuant to which they have agreed, in their capacity as stockholders of Caminus, to tender all of their respective shares of Caminus common stock, with certain limited exceptions, as well as any additional shares of Caminus common stock that they may acquire (pursuant to Caminus stock options or otherwise), with certain limited exceptions, in our offer. As of January 19, 2003, such directors, executive officers and affiliated stockholders held in the aggregate, including shares issuable upon exercise of stock options, 5,099,416 shares of Caminus common stock, which represented approximately 28% of all then outstanding shares of Caminus common stock, including shares issuable upon exercise of Caminus stock options.

What are your plans if you successfully complete your offer but do not acquire all of the outstanding shares of Caminus common stock in your offer?

If we successfully complete our offer and certain limited conditions are satisfied, as soon as practicable following the successful completion of our offer, we intend to merge with and into Caminus. As a result of that merger, (i) all of the outstanding shares of Caminus common stock that are not tendered in our offer, other than shares that are owned by SunGard, Caminus or us and any shares that are owned by stockholders who have properly and validly exercised appraisal rights under Delaware law in respect of their shares, will be canceled and converted into the right to receive $9.00 in cash and (ii) each of our issued and outstanding shares of capital stock that are owned by SunGard will be converted into one share of Caminus common stock (excluding any shares of Caminus common stock then held by Caminus or any wholly owned subsidiary of Caminus or held in Caminus’s treasury), as a result of which SunGard will own all of the issued and outstanding shares of Caminus.

Our obligation to merge with Caminus following the successful completion of our offer is conditioned on the requisite adoption of the merger agreement by Caminus’s stockholders under Delaware law having been obtained and no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the merger having been issued by any court of competent jurisdiction and remaining in effect, and there not being any law enacted or deemed applicable to the merger that makes completion of the merger illegal. If we successfully complete our offer, we will hold a sufficient number of shares of Caminus common stock to ensure that we will obtain the requisite adoption of the merger agreement by Caminus stockholders under Delaware law to complete the merger. In addition, if we own at least 90% of the outstanding shares of Caminus common stock after purchasing shares in our offer, we will not be required to obtain stockholder approval to complete the merger.

If you successfully complete your offer, what will happen to Caminus’s board of directors?

If we successfully complete our offer, under the merger agreement we are entitled to designate a number of individuals who will become directors of Caminus and would comprise a majority of the members of Caminus’s board of directors. In such case, Caminus has agreed to take all action necessary to ensure that our designees are elected or appointed to its board of directors. Therefore, if we successfully complete our offer, we will obtain control over the management of Caminus shortly thereafter. However, we have agreed in the merger agreement that we and Caminus will use commercially reasonable efforts to ensure that at least two of the members of Caminus’s board of directors, at all times prior to the completion of the merger, are individuals who were directors of Caminus and were not officers or employees of Caminus or any of its subsidiaries on January 20, 2003, the date of the merger agreement. After the election or appointment of the directors designated by us to Caminus’s board of directors and prior to the completion of the merger, under the terms of the merger agreement, the approval of the individuals who were directors of Caminus and were not officers or employees of Caminus or any of its subsidiaries on January 20, 2003 (which directors we refer to below as “continuing Caminus directors”) will be required to (i) amend or terminate the merger agreement on behalf of Caminus, (ii) extend the time for performance of, or waive compliance with, any of the agreements or conditions contained in the merger agreement for the benefit of Caminus, (iii) authorize any required or permitted consent or action by Caminus’s board of directors under the merger agreement or (iv) authorize any other action of Caminus under the merger agreement which adversely affects the holders of shares of Caminus common stock (other than SunGard or us), provided, that if for any reason there are no “continuing Caminus directors” and Caminus has used commercially reasonable efforts to appoint “continuing Caminus directors” but has been unable after a reasonable period of time to find suitable candidates willing to serve, such actions may be effected by majority vote of Caminus’s entire board of directors. See Section 12 (Purpose of the Offer; Plans for Caminus; The Merger Agreement; The Tender and Voting Agreement) of this Offer to Purchase for more information.

If I decide not to tender my shares of Caminus common stock in your offer, how will your offer affect my shares?

If we successfully complete our offer, but you do not tender your shares in our offer, and the merger takes place, your shares will be canceled and converted into the right to receive the same amount of cash that you would have received had you tendered your shares in our offer, subject to your right to pursue your appraisal rights under Delaware law. Therefore, if we complete the merger, unless you perfect your appraisal rights under Delaware law, the only difference to you between having your shares accepted for payment in our offer and not doing so is that you will be paid earlier if you have your shares accepted for payment.

Until such time, if ever, as we complete the merger, the number of stockholders of Caminus and the number of shares of Caminus common stock that remain in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for such shares. Also, shares of Caminus common stock may no longer be eligible to be traded on the Nasdaq National Market or any other securities exchange, and Caminus may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission’s rules relating to publicly held companies. See Section 7 (Effect of the Offer on the Market for Shares of Caminus Common Stock; Nasdaq Listing of Shares of Caminus Common Stock; Exchange Act Registration of Shares of Caminus Common Stock; Margin Regulations) and Section 12 (Purpose of the Offer; Plans for Caminus; The Merger Agreement; The Tender and Voting Agreement) of this Offer to Purchase for more information.

Are appraisal rights available in either your offer or the merger?

Appraisal rights are not available in connection with our offer. If you choose not to tender your shares of Caminus common stock in our offer, however, and we purchase shares of Caminus common stock in our offer, appraisal rights will be available to you in connection with our merger with Caminus. If you choose to exercise your appraisal rights in connection with the merger, and you comply with the applicable requirements under Delaware law, you will be entitled to payment for your shares based on a fair and independent appraisal of the value of your shares. This value may be more or less than the $9.00 per share that we are offering to pay you for your shares in the offer. See Section 12 (Purpose of the Offer; Plans for Caminus; The Merger Agreement; The Tender and Voting Agreement) of this Offer to Purchase for more information.

What are the United States federal income tax consequences of having my shares of Caminus common stock accepted for payment in your offer?

The receipt of cash pursuant to our offer (or the merger) will be a taxable transaction for United States federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for United States federal income tax purposes, a stockholder having his shares of Caminus common stock accepted for payment in our offer or receiving cash in the merger will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in our offer (or the merger) and the stockholder’s aggregate adjusted tax basis in the shares tendered by the stockholder and accepted for payment in our offer (or converted into cash in the merger). Gain or loss will be calculated separately for each block of shares tendered and accepted for payment in the offer (or converted into cash in the merger). See Section 5 (Certain United States Federal Income Tax Consequences) of this Offer to Purchase for more information.

Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of our offer and the merger.

What is the market value of my shares of Caminus common stock?

On January 17, 2003, the last trading day before SunGard and Caminus announced that they had entered into the merger agreement, the last sale price of shares of Caminus common stock reported on the Nasdaq National Market was $2.50 per share; therefore, the offer price of $9.00 per share represents a premium of 260% over the closing price of the Caminus shares before announcement of the merger agreement. On January 28, 2003, the last full trading day prior to the commencement of our offer, the last sale price of shares of Caminus common stock reported on the Nasdaq National Market was $8.73 per share. We advise you to obtain a recent quotation for shares of Caminus common stock when deciding whether to tender your shares in our offer. See Section 6 (Price Range of Shares of Caminus Common Stock; Dividends on Shares of Caminus Common Stock) of this Offer to Purchase for more information.

Who can I contact if I have questions about your offer?

You should contact the Information Agent for our offer at the address and telephone numbers listed below if you have any questions about our offer.

D. F. King & Co., Inc.
77 Water Street
New York, N.Y. 10005

Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll Free: (800) 848-3416

To: The Holders of Common Stock of Caminus Corporation:

INTRODUCTION

Rapid Resources Inc., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of SunGard Data Systems Inc., a Delaware corporation (“SunGard”), hereby offers to purchase all of the outstanding shares of common stock, par value $0.01 per share, of Caminus Corporation, a Delaware corporation (“Caminus”), at a price of $9.00 per share, in cash, without interest thereon (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal enclosed with this Offer to Purchase, which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer” described in this Offer to Purchase.

Tendering Caminus stockholders whose shares of Caminus common stock are registered in their own names and who tender their shares directly to Wells Fargo Bank Minnesota, N.A., which is acting as the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions in connection with the Offer or, except as set forth in Instruction 6 of the Letter of Transmittal for the Offer, transfer taxes on the sale of shares in the Offer. A stockholder of Caminus who holds shares of Caminus common stock through a broker, dealer, bank, trust company or other nominee should consult with such institution to determine whether it will charge any service fees for tendering such stockholder’s shares to the Purchaser in the Offer.

The Purchaser will pay all fees and expenses of the Depositary and D.F. King & Co., Inc., which is acting as the information agent for the Offer (the “Information Agent”), incurred in connection with the Offer. See Section 15 (Fees and Expenses) of this Offer to Purchase for more information.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated January 20, 2003, by and among SunGard, the Purchaser and Caminus (the “Merger Agreement”) pursuant to which, following the purchase by the Purchaser of shares of Caminus common stock in the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Caminus (the “Merger”), with Caminus surviving the Merger as a wholly owned subsidiary of SunGard. As a result of the Merger, each outstanding share of Caminus common stock (other than shares owned by SunGard, the Purchaser, Caminus or any wholly owned subsidiary of SunGard or Caminus, or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the Offer Price, without interest thereon. See Section 12 (Purpose of the Offer; Plans for Caminus; The Merger Agreement; The Tender and Voting Agreement) of this Offer to Purchase for more information.

Caminus’s board of directors has, at a meeting held on January 18, 2003, by the unanimous vote of all directors of Caminus, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, the stockholders of Caminus; (ii) approved and adopted the Merger Agreement and approved the transactions contemplated thereby, including the Offer and the Merger, and (iii) declared that the Merger Agreement is advisable. Accordingly, Caminus’s board of directors unanimously recommends that the stockholders of Caminus accept the Offer and tender their shares of Caminus common stock to the Purchaser in the Offer and, if required, vote to adopt the Merger Agreement.

The factors considered by Caminus’s board of directors in making the determinations and the recommendation described above are described in Caminus’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which has been filed with the Securities and Exchange Commission and is being mailed to the stockholders of Caminus with this Offer to Purchase. Stockholders of Caminus are urged to carefully read Caminus’s Solicitation/Recommendation Statement on Schedule 14D-9 in its entirety.

Banc of America Securities LLC delivered an opinion to Caminus’s board of directors, dated January 18, 2003, to the effect that, as of such date and subject to the qualifications, assumptions and limitations stated in its written opinion, the Offer Price was fair, from a financial point of view, to the holders of shares of Caminus common stock, excluding holders who are a party to the tender and voting agreement (described below). The opinion of Banc of America Securities LLC is addressed only to the Caminus board of directors. It relates only to the fairness, from a financial point of view, of the $9.00 in cash per share to be received by stockholders who are not a party to the tender and voting agreement, and it does not constitute an opinion or recommendation to any stockholder as to whether or not a stockholder should tender shares in the Offer, how a stockholder should vote at a stockholders’ meeting, if any, held in connection with the Merger or as to any other matters relating to the Offer or the Merger. Caminus stockholders are urged to read the opinion in its entirety.

The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not properly withdrawn prior to the Expiration Date (as defined in Section 1 of this Offer to Purchase) of the Offer (excluding shares tendered by notice of guaranteed delivery that have not been delivered to the Depositary by the Expiration Date) that number of shares of Caminus common stock that, together with the shares of Caminus common stock then solely beneficially owned by the Purchaser and SunGard (if any), represent a majority of the number of shares constituting the sum of all then outstanding shares of Caminus common stock, plus all shares of Caminus common stock issuable upon the exercise of all then outstanding options (which number of shares is referred to herein as Caminus’s “Adjusted Outstanding Shares” and which condition is referred to herein as the “Minimum Condition”). The Offer is also subject to other conditions described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase.

Certain of Caminus’s directors, executive officers and affiliated stockholders have entered into a tender and voting agreement with SunGard and the Purchaser (the “Tender and Voting Agreement”) pursuant to which they have agreed, in their capacity as stockholders of Caminus, to tender all of their shares of Caminus common stock, with certain limited exceptions, as well as any additional shares of Caminus common stock that they may acquire (pursuant to Caminus stock options or otherwise), with certain limited exceptions, to the Purchaser in the Offer. As of January 19, 2003, such directors, executive officers and affiliated stockholders held in the aggregate, including shares issuable upon exercise of stock options, 5,099,416 shares of Caminus common stock, which represented approximately 28% of Caminus’s Adjusted Outstanding Shares as of such date. See Section 12 (Purpose of the Offer; Plans for Caminus; The Merger Agreement; The Tender and Voting Agreement) of this Offer to Purchase.

Completion of the Merger is subject to the satisfaction of a number of conditions, including (i) the purchase of shares of Caminus common stock by the Purchaser in the Offer and (ii) the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Caminus common stock, if required by applicable law. If the Offer is successfully completed, the Purchaser will have sufficient voting power to adopt the Merger Agreement without the vote of any other holder of Caminus common stock. In addition, if the Purchaser owns 90% or more of the outstanding shares of Caminus common stock after purchasing shares in the Offer, under applicable law, the Purchaser and SunGard will be able to complete the Merger without obtaining the adoption of the Merger Agreement by the remaining holders of Caminus common stock who have not tendered their shares of Caminus common stock in the Offer. In such event, under the terms of the Merger Agreement, SunGard, the Purchaser and Caminus have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the successful completion of the Offer. See Section 12 (Purpose of the Offer; Plans for Caminus; The Merger Agreement; The Tender and Voting Agreement) of this Offer to Purchase for more information.

Caminus has informed the Purchaser that, as of January 19, 2003, there were: (i) 16,782,306 shares of Caminus common stock issued and outstanding; (ii) 896,272 shares of Caminus common stock subject to outstanding options with exercise prices per share equal to or less than the Offer Price; (iii) 280,556 shares of Caminus common stock subject to outstanding options with exercise prices per share greater than the Offer Price; and (iv) up to 300,000 shares to be issued by Caminus pursuant to its 1999 Employee Stock Purchase Plan. Based upon the foregoing, the Minimum Condition will be satisfied if at least approximately 9,150,000 shares of Caminus common stock are validly tendered (including shares tendered pursuant to the Tender and Voting Agreement) and not withdrawn prior to the Expiration Date of the Offer. The actual number of shares of Caminus common stock that are required to be tendered to satisfy the Minimum Condition will depend upon the actual number of Adjusted Outstanding Shares prior to the Expiration Date.

Certain U.S. federal income tax consequences of the sale of shares of Caminus common stock in the Offer and the conversion of shares of Caminus common stock into cash pursuant to the Merger are described in Section 5 (Certain United States Federal Income Tax Consequences) of this Offer to Purchase.

If, between the date of the Merger Agreement and the date on which any particular share of Caminus common stock is accepted for payment in the Offer, the outstanding shares of Caminus common stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price will be appropriately adjusted to reflect such change or transaction.

This Offer to Purchase and the Letter of Transmittal for the Offer contain important information about the Offer and should be read carefully and in their entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

1.    Terms of the Offer

Upon the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all shares of Caminus common stock that are validly tendered on or prior to the Expiration Date and not theretofore withdrawn in accordance with the procedures for withdrawal described in Section 3 (Withdrawal Rights) of this Offer to Purchase. The term “Expiration Date” as used in this Offer to Purchase means 12:00 midnight, New York City time, on Wednesday, February 26, 2003, unless and until the Purchaser extends the period of time during which the Offer is open in accordance with the terms of the Merger Agreement, in which event the term Expiration Date as used in this Offer to Purchase will mean the latest time and date on which the Offer, as so extended by the Purchaser, will expire.

If any of the conditions to the Offer have not been satisfied by 12:00 midnight, New York City time, on Wednesday, February 26, 2003, the initial expiration date of the Offer (or by any additional expiration date if the Offer is extended), the Purchaser will extend the Offer, by 10 business days, if so requested by Caminus in writing.

Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right (but is not obligated under the terms of the Merger Agreement or for any other reason) to increase the Offer Price, to waive conditions to the Offer, to extend the Offer or to make any other changes in the terms and conditions of the Offer, at any time and from time to time, by giving oral or written notice of such increase or other change to the Depositary, except that, unless otherwise provided by the Merger Agreement or previously approved by Caminus in writing, the Purchaser may not make any change to the terms and conditions of the Offer in any manner adverse to the holders of Caminus common stock or that (i) amends or waives the Minimum Condition, (ii) changes the form of consideration to be paid, reduces the price per share of Caminus common stock below the Offer Price or changes the number of shares of Caminus common stock sought in the Offer, (iii) imposes conditions to the Offer in addition to the Minimum Condition and the other conditions set forth in Section 13 (Certain Conditions to the Offer), or (iv) extends the Offer except as described herein or otherwise provided for in the Merger Agreement.

If by 12:00 midnight, New York City time, on Wednesday, February 26, 2003 (or by any other time and date then scheduled as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission, the Purchaser may (i) subject to the qualification described in the immediately preceding paragraph of this Offer to Purchase with respect to the Minimum Condition, waive all of the conditions to the Offer that remain unsatisfied and accept for payment and pay for all shares of Caminus common stock that have been validly tendered and not properly withdrawn prior to the Expiration Date, (ii) extend the Offer and, subject to the right of holders of shares of Caminus common stock previously tendered to withdraw such tendered shares at any time prior to the Expiration Date, retain all of the shares that have been previously tendered and not properly withdrawn during the period or periods for which the Offer is extended, (iii) subject to the qualifications described in the immediately preceding paragraph of this Offer to Purchase, amend the Offer or (iv) terminate the Offer in accordance with the Merger Agreement, not accept for payment or pay for any shares of Caminus common stock and return all previously tendered shares to the owners of such shares.

The rights reserved by the Purchaser by the two preceding paragraphs are in addition to its rights pursuant to Section 13 (Certain Conditions to the Offer) of this Offer to Purchase. Any extension of the Offer, waiver of conditions to the Offer, amendment to the Offer or termination will be followed as promptly as practicable by a public announcement thereof. An announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Securities Exchange Act of 1934, as amended (the

“Exchange Act”), which require that material changes be promptly disseminated to holders of shares of Caminus common stock), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release which it expects to release via the PR Newswire and/or Dow Jones news services. The phrase “business day” as used in this paragraph has the meaning set forth in Rule 14d-1 under the Exchange Act.

Under no circumstances will interest be paid on the Offer Price for tendered shares of Caminus common stock that are tendered in the Offer, regardless of any extension of, or amendment to, the Offer or any delay in paying for such shares.

In the event that the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition to the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following a material change in the terms of such Offer or information concerning such Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required under the applicable rules and regulations of the Securities and Exchange Commission to allow for adequate dissemination to stockholders.

Under Rule 14d-11 of the Exchange Act and subject to the conditions described in the following paragraphs of this Offer to Purchase, the Purchaser may elect to provide for a subsequent offering period, immediately following the Expiration Date, of not less than three business days nor more than 20 business days in length. If provided, a subsequent offering period would be an additional period of time, following the Expiration Date and the acceptance for payment of, and the payment for, any shares of Caminus common stock that are validly tendered in the Offer and not properly withdrawn prior to the Expiration Date, during which holders of shares of Caminus common stock that were not previously tendered in the Offer may tender such shares to the Purchaser in exchange for the Offer Price on the same terms that applied to the Offer. A subsequent offering period is not the same as an extension of the Offer, which will have been previously completed if a subsequent offering period is provided. The Purchaser will accept for payment, and pay for, any shares of Caminus common stock that are validly tendered to the Purchaser during a subsequent offering period, if provided, as promptly as practicable after any such shares are validly tendered to the Purchaser during such subsequent offering period, for the same price paid to holders of shares of Caminus common stock that were validly tendered in the Offer and not properly withdrawn prior to the Expiration Date, in cash. Holders of shares of Caminus common stock that are validly tendered to the Purchaser during a subsequent offering period, if provided, will not have the right to withdraw such tendered shares.

Under Rule 14d-11 of the Exchange Act, the Purchaser may provide for a subsequent offering period so long as, among other things, (i) the initial 20-business day period of the Offer has expired, (ii) the Purchaser offers the same form and amount of consideration for shares of Caminus common stock in the subsequent offering period that was offered in the Offer, (iii) the Purchaser immediately accepts and promptly pays for all shares of Caminus common stock that are validly tendered to the Purchaser and not properly withdrawn prior to the Expiration Date, (iv) the Purchaser announces the results of the Offer, including the approximate number and percentage of shares of Caminus common stock that were validly tendered in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the subsequent offering period and (v) the Purchaser immediately accepts and promptly pays for shares of Caminus common stock as they are tendered during the subsequent offering period.

The Purchaser has not determined whether it will provide for a subsequent offering period following the expiration of the Offer, although it reserves the right to do so in its sole discretion.

Caminus has provided the Purchaser with a list and security position listings of Caminus’s stockholders for the purpose of disseminating the Offer to holders of shares of Caminus common stock. This Offer to Purchase and the Letter of Transmittal enclosed with this Offer to Purchase and other materials related to the Offer will be mailed to record holders of shares of Caminus common stock, and will be furnished to brokers, dealers, banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the list of Caminus’s stockholders, or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of shares of Caminus common stock.

2.    Procedures for Tendering Shares of Caminus Common Stock in the Offer

Valid Tender

For a stockholder to validly tender shares of Caminus common stock in the Offer:

•
the certificate(s) representing the tendered shares, together with the Letter of Transmittal (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees (as described below under the caption “Signature Guarantees”) and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date;

•
in the case of a tender effected pursuant to the book-entry transfer procedures described below under the caption “Book-Entry Transfer”, (i) either the Letter of Transmittal (or a facsimile copy of it) properly completed and duly executed, together with any required signature guarantees (as described below under the caption “Signature Guarantees”), or an Agent’s Message (as described below under the caption “Book-Entry Transfer”), and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date and (ii) the shares to be tendered must be delivered pursuant to the book-entry transfer procedures (as described below under the caption “Book-Entry Transfer”) and a Book-Entry Confirmation (as described below under the caption “Book-Entry Transfer”) must be received by the Depositary prior to the Expiration Date; or

•	the tendering stockholder must comply with the guaranteed delivery procedures described below under the caption “Guaranteed Delivery” prior to the Expiration Date.

The valid tender of shares of Caminus common stock in accordance with one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms of and subject to the conditions to the Offer.

The method of delivery of shares of Caminus common stock to be tendered in the Offer, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility described below, is at the election and risk of the tendering stockholder. Shares of Caminus common stock to be tendered in the Offer will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation as described below). If delivery of shares is made by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer

The Depositary will establish an account with respect to the shares of Caminus common stock at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant of the Book-Entry Transfer Facility’s system may affect a book-entry delivery of shares of Caminus common stock in the Offer by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. The confirmation of a book-entry transfer of shares into the Depositary’s account at the Book-Entry Transfer Facility as described above is sometimes referred to in this Offer to Purchase as a “Book-Entry Confirmation.” The term “Agent’s Message” as used in this Offer to Purchase means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that (i) the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility’s system tendering the shares of Caminus common stock that such participant has received the Letter of Transmittal, (ii) the participant agrees to be bound by the terms of the Letter of Transmittal and (iii) the Purchaser may enforce such agreement against such participant.

Although delivery of shares of Caminus common stock may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees (as described below under the caption “Signature Guarantees”), or an Agent’s Message, and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date to effect a valid tender of shares by book-entry. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

Signature Guarantees

No signature guarantee is required on the Letter of Transmittal that is being returned with shares of Caminus common stock being tendered in the Offer if (i) the Letter of Transmittal is signed by the registered holder(s) of the shares of Caminus common stock tendered with such Letter of Transmittal, unless such registered holder(s) has completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” on such Letter of Transmittal or (ii) shares of Caminus common stock are tendered for the account of a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent’s Medallion Program, Nasdaq Stock Market Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other eligible guarantor institution, as such term is defined in Rule 17Ad-15 under the Exchange Act (which we sometimes refer to as “Eligible Institutions” in this Offer to Purchase). For purposes of the foregoing, a registered holder of shares of Caminus common stock includes any participant in the Book-Entry Transfer Facility’s system whose name appears on a security position listing as the owner of such shares. In all other cases, all signatures on the Letter of Transmittal that is being returned with shares of Caminus common stock being tendered in the Offer must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal enclosed with this Offer to Purchase for more information. If certificates representing shares of Caminus common stock being tendered in the Offer are registered in the name of a person other than the signer of the Letter of Transmittal that is being returned with such shares, or if payment is to be made or certificates representing shares of Caminus common stock not being tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal enclosed with this Offer to Purchase for more information.

Guaranteed Delivery

If a stockholder desires to tender shares of Caminus common stock in the Offer and such stockholder’s certificates representing such shares are not immediately available, or the book-entry transfer procedures described above under the caption “Book-Entry Transfer” cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder may tender such shares of Caminus common stock if all the following conditions are met:

•	such tender is made by or through an Eligible Institution (as described above under the caption “Signature Guarantees”);

•
a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form enclosed with this Offer to Purchase, is received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Date; and

•
either (i) the certificates representing tendered shares of Caminus common stock being tendered in the Offer, together with the Letter of Transmittal enclosed with this Offer to Purchase (or facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described above under the caption “Signature Guarantees”), and any other required documents, are received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase within three trading days (as described below) after the date of execution of such Notice of Guaranteed Delivery or (ii) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under the caption “Book-Entry Transfer”, (1) either the Letter of Transmittal enclosed with this Offer to Purchase (or facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described above under the caption “Signature Guarantees”), or an Agent’s Message (as described above under the caption “Book-Entry Transfer”), and any other required documents, is received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase, and (2) such shares are delivered pursuant to the book-entry transfer procedures described above under the caption “Book-Entry Transfer” and a Book-Entry Confirmation (as described above under the caption “Book-Entry Transfer”) is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. For purposes of the foregoing, a trading day is any day on which the Nasdaq Stock Market is open for business.

The Notice of Guaranteed Delivery described above may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary, and must include a guarantee by an Eligible Institution (as described above under the caption “Signature Guarantees”) in the form set forth in such Notice of Guaranteed Delivery. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The method of delivery of share certificates, the Letter of Transmittal and all other required documents is at the option and risk of the tendering stockholder, and delivery will be deemed made only when actually received by the Depositary.

Other Requirements

Notwithstanding any provision hereof, in all cases payment for shares of Caminus common stock that are accepted for payment in the Offer will be made only after timely receipt by the Depositary of the following:

•	certificates for such shares, or a timely Book-Entry Confirmation (as described above under the caption “Book-Entry Transfer”) with respect to such shares;

•
the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, with any required signature guarantees (as described above under the caption “Signature Guarantees”), or in the case of a Book-Entry Transfer, an Agent’s Message in lieu of the Letter of Transmittal (as described above under the caption “Book-Entry Transfer”); and

•	any other documents required by the Letter of Transmittal.

Accordingly, tendering stockholders may be paid at different times depending upon when certificates for shares of Caminus common stock being tendered in the Offer or Book-Entry Confirmations with respect to shares of Caminus common stock being tendered in the Offer are actually received by the Depositary.

Under no circumstances will interest be paid by the Purchaser on the Offer Price payable in respect of shares of Caminus common stock being tendered in the Offer, regardless of any extension of the Offer or any delay in making such payment.

Appointment

By executing and returning the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), or in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of the Letter of Transmittal (as described above under the caption “Book-Entry Transfer”), a stockholder tendering shares of Caminus common stock in the Offer will be irrevocably appointing designees of the Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner described in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the shares of Caminus common stock being tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other shares of Caminus common stock or other securities or rights issued or issuable in respect of such shares on or after the date of this Offer to Purchase. All such proxies will be considered coupled with an interest in the shares of Caminus common stock being tendered. Such appointment will be effective if, when, and only to the extent that, the Purchaser accepts for payment the shares of Caminus common stock being tendered by such stockholder as provided in this Offer to Purchase. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such shares of Caminus common stock or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such shares of Caminus common stock and other securities or rights in respect of any annual, special or adjourned meeting of Caminus’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for shares of Caminus common stock to be deemed validly tendered, immediately upon the Purchaser’s acceptance for payment of such shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such shares and other securities or rights, including voting at any meeting of stockholders.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares of Caminus common stock in the Offer will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of shares of Caminus common stock determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any shares of Caminus common stock of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of shares of Caminus common stock in the Offer will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, SunGard, Caminus, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding.

Backup Withholding

In order to avoid backup withholding of United States federal income tax on payments of cash in connection with the Offer, a stockholder whose shares of Caminus common stock are accepted for payment in the Offer who is a U.S. citizen or a U.S. resident alien must, unless an exemption applies, provide the Depositary with such stockholder’s correct taxpayer identification number on a Substitute Form W-9 and certify under penalty of perjury that such taxpayer identification number is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder’s correct taxpayer identification number or fails to provide the certifications described above, the United States Internal Revenue Service may impose a penalty on such stockholder and the payment of cash to such stockholder in connection with the Offer may be subject to backup withholding at a rate of 30%. All stockholders tendering shares of Caminus common stock in the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of

Transmittal enclosed with this Offer to Purchase to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Stockholders who are not U.S. citizens or U.S. resident aliens should complete, sign and return to the Depositary the main signature form and a Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, copies of which may be obtained by contacting the Depositary, to provide the information and certification necessary to avoid backup withholding. See Instruction 9 to the Letter of Transmittal enclosed with this Offer to Purchase.

3.    Withdrawal Rights

Except as otherwise provided in this Section 3, tenders of shares of Caminus common stock in the Offer are irrevocable. Shares of Caminus common stock that are tendered in the Offer may be withdrawn pursuant to the procedures described below at any time prior to the Expiration Date (as it may be extended), and shares that are tendered may also be withdrawn at any time after March 30, 2003 unless accepted for payment on or before that date as provided in this Offer to Purchase. In the event that the Purchaser provides for a subsequent offering period following the successful completion of the Offer, (i) no withdrawal rights will apply to shares tendered during such subsequent offering period and (ii) no withdrawal rights will apply to shares that were previously tendered in the Offer and accepted for payment.

For a withdrawal of shares of Caminus common stock previously tendered in the Offer to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase, specifying the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares. If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such shares have been tendered by an Eligible Institution, any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the book-entry transfer procedures described in Section 2 of this Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and otherwise comply with the Book-Entry Transfer Facility’s procedures.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, SunGard, Caminus, the Depositary for the Offer, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Withdrawals of shares of Caminus common stock may not be rescinded. Any shares properly withdrawn will thereafter be deemed to not have been validly tendered for purposes of the Offer. However, withdrawn shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 2 hereof.

4.    Acceptance for Payment and Payment for Shares of Caminus Common Stock

On the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the Expiration Date, the Purchaser will accept for payment, and pay for, all shares of Caminus common stock validly tendered to the Purchaser in the Offer and not properly withdrawn prior to the Expiration Date. Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or the payment for shares of Caminus common stock that are tendered in the Offer in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder’s obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer).

In all cases, payment for shares of Caminus common stock that are accepted for payment in the Offer will be made only after timely receipt by the Depositary of:

•
the certificates representing such shares, together with the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described in Section 2 (Procedures for Tendering Shares of Caminus Common Stock in the Offer) of this Offer to Purchase under the caption “Signature Guarantees”); or

•
in the case of a transfer effected pursuant to the book-entry transfer procedures as described in Section 2 (Procedures for Tendering Shares of Caminus Common Stock in the Offer) of this Offer to Purchase under the caption “Book-Entry Transfer” a Book-Entry Confirmation and either the Letter of Transmittal enclosed with this Offer to Purchase (or a facsimile copy of it), properly completed and duly executed, and any required signature guarantees (as described in Section 2 of this Offer to Purchase under the caption “Signature Guarantees”) or an Agent’s Message, and any other required documents.

Accordingly, stockholders tendering shares of Caminus common stock in the Offer may be paid at different times depending upon when certificates for shares or Book-Entry Confirmations with respect to shares are actually received by the Depositary.

The per share consideration paid to any stockholder in the Offer will be the highest per share consideration paid to any other stockholder in the Offer.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, shares of Caminus common stock that are validly tendered in the Offer and not properly withdrawn prior to the Expiration Date as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of such shares. On the terms of and subject to the conditions to the Offer, payment for shares of Caminus common stock that are accepted for payment in the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for stockholders tendering shares in the Offer for the purpose of receiving payment from the Purchaser and transmitting payment to such stockholders whose shares of Caminus common stock have been accepted for payment in the Offer.

Under no circumstances will interest be paid on the Offer Price for shares of Caminus common stock that are tendered in the Offer, regardless of any extension of, or amendment to, the Offer or any delay in paying for such shares.

If the Purchaser is delayed in its acceptance for payment of, or payment for, shares of Caminus common stock that are tendered in the Offer, or is unable to accept for payment, or pay for, shares that are tendered in the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder’s obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer) and the terms of the Merger Agreement), the Depositary may, nevertheless, on behalf of the Purchaser, retain shares of Caminus common stock that are tendered in the Offer, and such shares may not be withdrawn except to the extent that stockholders tendering such shares are entitled to do so as described in Section 3 (Withdrawal Rights) of this Offer to Purchase.

If any shares of Caminus common stock that are tendered in the Offer are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, the certificates for such shares will be returned (and, if certificates are submitted for more shares than are tendered, new certificates for the shares not tendered will be sent) in each case without expense to the stockholder tendering such shares (or, in the case of shares delivered by book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures, such shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

5.    Certain United States Federal Income Tax Consequences

The receipt of cash in the Offer or the Merger will be a taxable transaction for United States federal income tax purposes under the Internal Revenue Code of 1986, as amended (which we sometimes refer to as the “IRC” in this Offer to Purchase), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a U.S. stockholder whose shares of Caminus common stock are accepted for payment in the Offer will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in the Offer or the Merger and the stockholder’s aggregate adjusted tax basis in the shares tendered by the stockholder and accepted for payment in the Offer or converted into cash in the Merger, as the case may be. Gain or loss will be calculated separately for each block of shares tendered and accepted for payment in the offer or converted into cash in the merger, as the case may be.

If shares of Caminus common stock that are tendered in the Offer are held by a tendering U.S. stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if such stockholder’s holding period for such shares exceeds one year. In the case of a tendering non-corporate stockholder, long-term capital gains will be eligible for a maximum United States federal income tax rate of 20%. In addition, there are limits on the deductibility of capital losses.

A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals) that tenders shares of Caminus common stock in the Offer may be subject to 30% backup withholding unless such stockholder provides such stockholder’s taxpayer identification number and certifies under penalty of perjury that such taxpayer identification number is correct (or properly certifies that it is awaiting a taxpayer identification number) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder whose shares of Caminus common stock are accepted for payment in the Offer which does not furnish a required taxpayer identification number or which does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the United States Internal Revenue Service. See Section 2 (Procedures for Tendering Shares of Caminus Common Stock in the Offer) of this Offer to Purchase under the caption “Backup Withholding.” Each stockholder that is tendering shares of Caminus common stock in the Offer who is a U.S. citizen or U.S. resident alien should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal enclosed with this Offer to Purchase to provide the information and certification necessary to avoid backup withholding. Stockholders who are not U.S. citizens or U.S. resident aliens should complete, sign and return to the Depositary a Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, copies of which may be obtained by contacting the Depositary, in order to avoid backup withholding.

If backup withholding applies to a stockholder that is tendering shares of Caminus common stock in the Merger, the Depositary is required to withhold 30% of any amounts that would otherwise be paid to such stockholder in connection with the Offer. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the U.S. Internal Revenue Service. If backup withholding results in an overpayment of tax, the stockholder subject to such backup withholding can obtain a refund by filing a U.S. federal income tax return.

The foregoing description is based on the IRC, regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The foregoing description may not be applicable with respect to shares of Caminus common stock that are received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of shares of

Caminus common stock who are subject to special tax treatment under the IRC—such as non-U.S. persons, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations and financial institutions—and may not apply to a holder of shares of Caminus common stock in light of individual circumstances, such as holding shares of Caminus common stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction.

Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.

6.    Price Range of Shares of Caminus Common Stock; Dividends on Shares of Caminus Common Stock

Shares of Caminus common stock are listed on the Nasdaq National Market under the symbol CAMZ. The following table sets forth, for each of the periods indicated, the high and low sales prices per share of Caminus common stock on the Nasdaq National Market.

	High	Low
Fiscal Year Ended December 31, 2001:
First Quarter	$28.00	$17.50
Second Quarter	33.75	18.88
Third Quarter	27.79	11.50
Fourth Quarter	24.40	14.37

Fiscal Year Ended December 31, 2002:
First Quarter	25.10	18.30
Second Quarter	22.75	4.80
Third Quarter	6.34	1.70
Fourth Quarter	3.55	1.53

Fiscal Year Ending December 31, 2003:
First Quarter (through January 28, 2003)	8.86	2.05

On January 17, 2003, the last trading day before SunGard and Caminus announced that they had entered into the Merger Agreement, the last sale price of shares of Caminus common stock reported on the Nasdaq National Market was $2.50 per share; therefore, the Offer Price of $9.00 per share represents a premium of 260% over the last closing price of the Caminus shares before announcement of the Merger Agreement. On January 28, 2003, the last full trading day prior to the commencement of the Offer, the last sale price of shares of Caminus common stock reported on the Nasdaq National Market was $8.73 per share. Stockholders are urged to obtain current market quotations for shares of Caminus common stock before making a decision with respect to the Offer.

Caminus has never declared or paid any cash dividends on its capital stock. In addition, under the terms of the Merger Agreement, Caminus is not permitted to declare or pay dividends in respect of shares of its common stock.

7.    Effect of the Offer on the Market for Shares of Caminus Common Stock; Nasdaq Listing of Shares of Caminus Common Stock; Exchange Act Registration of Shares of Caminus Common Stock; Margin Regulations

Effect of the Offer on the Market for Shares of Caminus Common Stock

The purchase of shares of Caminus common stock in the Offer will reduce the number of holders of shares of Caminus common stock and the number of shares of Caminus common stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of Caminus common stock held by the public.

Nasdaq Listing of Shares of Caminus Common Stock

SunGard intends to cause all shares of Caminus common stock to be delisted from the Nasdaq National Market promptly upon completion of the Merger.

Even if the Merger is not completed, if shares of Caminus common stock are accepted for payment in the Offer, Caminus may no longer meet the requirements for continued listing on the Nasdaq National Market, depending upon the number of shares accepted for payment in the Offer. According to Nasdaq’s published guidelines, Nasdaq would consider disqualifying shares of Caminus common stock for listing on the Nasdaq National Market if, among other possible grounds, the number of publicly held shares of Caminus common stock falls below 750,000, the total number of beneficial holders of round lots of shares of Caminus common stock falls below 400, or the market value of publicly held shares of Caminus common stock over a 30-consecutive business day period is less than $5,000,000. Shares of Caminus common stock that are held by directors or officers of Caminus, or by any beneficial owner of more than 10% of the shares of Caminus common stock, are not considered to be publicly held for this purpose. According to Caminus, as of January 19, 2003, there were 16,782,306 shares of its common stock outstanding. If, as a result of the purchase of shares of Caminus common stock in the Offer or otherwise, the shares of Caminus common stock no longer meet the requirements of Nasdaq for continued listing and such shares are either no longer eligible for the Nasdaq National Market or are delisted from Nasdaq altogether, the market for shares of Caminus common stock will be adversely affected.

If Nasdaq were to delist shares of Caminus common stock, it is possible that such shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges. Under such circumstances, however, the extent of the public market for shares of Caminus common stock and the availability of such quotations would depend upon the number of holders of such shares remaining at such time, the level of interest in maintaining a market in such shares on the part of securities firms, the possible termination of registration of such shares under the Exchange Act (as described below) and other factors.

Exchange Act Registration of Caminus Common Stock

Caminus common stock is currently registered under the Exchange Act. Such registration may be terminated upon application of Caminus to the Securities and Exchange Commission if shares of Caminus common stock are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of shares of Caminus common stock under the Exchange Act would reduce the information required to be furnished by Caminus to its stockholders and to the Securities and Exchange Commission and would make certain provisions of the Exchange Act no longer applicable to Caminus, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy or information statement pursuant to sections 14(a) and 14(c) of the Exchange Act in connection with meetings of Caminus’s stockholders and the related requirement of furnishing an annual report to Caminus’s stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to going private transactions. Furthermore, the ability of affiliates of Caminus and persons holding restricted securities of Caminus to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated if Caminus common stock is no longer registered under the Exchange Act. The Purchaser intends to seek to cause Caminus to apply for termination of registration of Caminus common stock under the Exchange Act as soon after the successful completion of the Offer as the requirements for such termination are met.

Margin Regulations

Shares of Caminus common stock are currently margin securities under the regulations of the Board of Governors of the Federal Reserve System (which we sometimes refer to as the “Federal Reserve Board” in this Offer to Purchase), which has the effect, among other things, of allowing brokers to extend credit on the collateral of shares of Caminus common stock. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, shares of Caminus common stock would no longer constitute margin securities for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8.    Certain Information Concerning Caminus

General

Caminus is a Delaware corporation with its principal executive offices located at 825 Third Avenue, New York, New York 10022. Caminus’s telephone number at that address is 212-515-3600.

Caminus was incorporated in Delaware on September 30, 1999. Caminus is a leading provider of software and software services that facilitate energy trading, transaction processing, risk management, and decision support within the wholesale energy markets. Caminus’s integrated software solutions, which cover all functional areas across the energy value chain and handle all major energy commodities and financial instruments, enable energy companies to more efficiently and profitably trade energy, streamline transaction management, manage complex risk scenarios, and make optimal operational decisions. Caminus’s software can be used by any entity that buys, sells, trades, or takes a position in energy. Caminus serves customers in every segment of the wholesale energy industry, including traders, marketers, generators, producers, gatherers, processors, pipelines, utilities, distribution companies, and public agencies.

Certain Caminus Projections

Prior to entering into the Merger Agreement, SunGard conducted a due diligence review of Caminus, and in connection with that review, SunGard received from Caminus certain projections of Caminus’s future operating performance.

The projections that SunGard received from Caminus included, among other things, the following projections of Caminus’s revenues, gross profit, and Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) before restructuring for each of Caminus’s fiscal years from 2002 through 2006, which projections were prepared on or about November 11, 2002. According to Caminus, these projections assumed that in 2003 Caminus would enter into an acquisition transaction with SunGard with resulting synergies. As a result, Caminus indicated that the projections do not reflect projected results for Caminus on a stand-alone basis.

SunGard did not rely upon these projections in evaluating Caminus’s business and these projections do not reflect SunGard’s view of the expected performance of the acquired operations after the Merger.

Caminus Corporation Projections
Selected Income Statement Items
Fiscal Years
(Dollars in Thousands)

	Fiscal Year Ending December 31,
	2002	2003(1)	2004	2005	2006
Revenue	84,077	90,000	129,600	159,120	194,544
Gross Profit	59,018	69,000	101,514	124,116	151,238
EBITDA before restructuring	(497)	8,600	46,560	58,818	73,491

(1)	Based upon certain other assumptions, Caminus projected gross revenue of $105,000,000, gross profit of $82,679,000 and EBITDA before restructuring of $37,544,000.

Actual results may vary materially from these projections. This information has been provided for the limited purpose of giving Caminus stockholders access to certain projections provided by Caminus to SunGard in connection with SunGard’s due diligence review of Caminus.

SunGard has been advised by Caminus that Caminus did not prepare the projections described above with a view to public disclosure or compliance with published guidelines of the Securities and Exchange Commission regarding projections or the guidelines established by the American Institute of Certified Public Accountants regarding the preparation and presentation of financial projections or forecasts. In addition, Caminus’s independent accountants did not examine or compile any of the projections described above, or express any conclusion or provide any assurance with respect to such projections.

The projections described above constitute forward-looking statements and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results reflected in such projections, including, without limitation, those described in Caminus’s periodic reports filed with the Securities and Exchange Commission. At the time of receipt, SunGard was advised by Caminus that the projections described above were subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections described above also reflect numerous assumptions (not all of which were provided to SunGard), all of which were made by Caminus’s management, with respect to industry performance, general business, economic, market and financial conditions, competition and other matters that are inherently subject to significant uncertainties, all of which are difficult to predict and many of which are beyond Caminus’s control. Neither the Purchaser nor SunGard approved the assumptions or the methodology used to produce the projections. Accordingly, there can be no assurance that the assumptions made in preparing the projections described above will prove reasonable or accurate, and actual results may be materially different than those contained in such projections.

The inclusion of the projections described above in this Offer to Purchase should not be regarded as an indication that any of the Purchaser, SunGard, Caminus or their respective affiliates or representatives considered in the past or currently consider such projections to be a reliable prediction of future events, and such projections should not be relied upon as such. None of the Purchaser, SunGard, Caminus or any of their respective affiliates or representatives has made or makes any representation to any person regarding the information contained in the projections described above, and none of them intends to update or otherwise revise such projections to reflect circumstances existing after the date that Caminus prepared such projections or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying such projections are shown to be in error.

Available Information

Caminus is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Securities and Exchange Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning Caminus’s directors and executive officers, their remuneration, stock options and other matters, the principal holders of Caminus’s securities and any material interest of such persons in transactions with Caminus is required to be disclosed in Caminus’s proxy statements distributed to Caminus’s stockholders and filed with the Securities and Exchange Commission. Such reports, proxy statements and other information is available for inspection at the public reference facilities of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information is obtainable, by mail, upon payment of the Securities and Exchange Commission’s customary charges, by writing to the Securities and Exchange Commission’s principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that are filed electronically with the Securities and Exchange Commission.

Except as otherwise stated in this Offer to Purchase, the information concerning Caminus contained in this Offer to Purchase has been taken from or based upon publicly available documents on file with the Securities and Exchange Commission and other publicly available information. Although the Purchaser and SunGard do not have any knowledge that any such information is untrue, neither the Purchaser nor SunGard takes any responsibility for the accuracy or completeness of such information or for any failure by Caminus to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.    Certain Information Concerning the Purchaser and SunGard

Purchaser

The Purchaser is a Delaware corporation and a wholly owned subsidiary of SunGard. The Purchaser has not conducted any activities since its organization other than those related to the acquisition of Caminus. All outstanding shares of capital stock of the Purchaser are owned by SunGard. The principal office of the Purchaser is located at the same address as SunGard’s principal office listed below, and its telephone number at that address is the same telephone number as SunGard’s telephone number listed below.

SunGard

SunGard is a Delaware corporation with its principal offices located at 1285 Drummers Lane, Wayne, Pennsylvania 19087, and its telephone number at that address is 610-341-8700.

SunGard is a global leader in integrated information-technology solutions for financial services. SunGard is also the pioneer and leading provider of information availability services. SunGard serves more than 20,000 clients in over 50 countries, including 47 of the world’s 50 largest financial services institutions. SunGard is a member of the S&P 500 and has annual revenues of $2 billion.

The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of SunGard and the Purchaser are listed in Schedule I to this Offer to Purchase.

During the last five years, none of the Purchaser, SunGard or, to the best knowledge of the Purchaser and SunGard, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as described in this Offer to Purchase, none of the Purchaser, SunGard or, to the knowledge of the Purchaser and SunGard, any of the persons listed in Schedule I to this Offer to Purchase, or any associate or majority-owned subsidiary of SunGard, the Purchaser or any of the persons listed in Schedule I to this Offer to Purchase, beneficially owns any equity security of Caminus, and none of the Purchaser, SunGard or, to the knowledge of the Purchaser and SunGard, any of the other persons or entities referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of Caminus during the past 60 days.

Except as described in this Offer to Purchase or the Tender Offer Statement on Schedule TO filed by SunGard with the Securities and Exchange Commission to which this Offer to Purchase is filed as an exhibit, (i) there have not been any contacts, transactions or negotiations between the Purchaser or SunGard, any of their respective subsidiaries or, to the knowledge of the Purchaser and SunGard, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Caminus or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Securities and Exchange Commission, and (ii) none of the Purchaser, SunGard or, to the knowledge of the Purchaser and SunGard, any of the persons listed on Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any person with respect to any securities of Caminus.

Each of Cristóbal Conde, a director of SunGard and SunGard’s president and chief executive officer, and Gregory S. Bentley, a director of SunGard, were named as defendants in a lawsuit brought in the late 1980’s by Brian J. Scanlan, a director of Caminus and the executive vice president—future products of Caminus, relating to options granted by a company at which each of Messrs. Conde, Bentley and Scanlan were affiliated and which company had previously been acquired by SunGard. Pursuant to a settlement of the lawsuit in 2000, each of Messrs. Conde and Bentley paid approximately $167,000, half of which was paid to counsel for Mr. Scanlan for legal costs in connection with the lawsuit and half of which was paid directly to a charity agreed upon by the parties to the lawsuit.

10.    Source and Amount of Funds

The Offer is not conditioned on any financing arrangements or financing contingencies.

The total amount of funds required by the Purchaser to pay for all outstanding shares of Caminus common stock that are tendered in the Offer and converted into the right to receive cash in the Merger, and to pay all fees and expenses incurred by SunGard and Purchaser related to the Offer and the Merger, is estimated to be approximately $159 million plus any related transaction fees and expenses. The Purchaser plans to obtain the funds needed for the Offer and the Merger through capital contributions or loans that will be made by SunGard, either directly or through one or more wholly owned subsidiaries of SunGard, to the Purchaser. To make these contributions or loans, SunGard expects to use its existing cash resources or funds borrowed under its existing line of credit pursuant to its Credit Agreements (described below), or a combination of both. In addition, upon completion of the Merger, SunGard will have available the cash held by Caminus (approximately $34 million as of January 17, 2003) to pay such amounts.

SunGard’s line of credit is available pursuant to a 364-Day Credit Agreement and a Three-Year Credit Agreement, each dated as of January 25, 2002 (collectively, the “Credit Agreements”), among SunGard, certain banks and other financial institutions, JPMorgan Chase Bank, as Administrative Agent, PNC Bank, National Association, as Syndication Agent, First Union National Bank, as Documentation Agent, ABN AMRO Bank, N.V., as Co-Documentation Agent, and Fleet National Bank, as Co-Documentation Agent. The Credit Agreements contain representations and warranties, conditions precedent, covenants, events of default and other provisions generally found in similar agreements. The Credit Agreements provide for up to $500 million of unsecured borrowings, and consist of a $150 million short-term (364 day) facility that was extended in January 2003 that now expires in January 2004, and a $175 million revolving facility and $175 million term loan that both expire in January 2005 and which both were amended in January 2003 to permit multicurrency borrowing and add J.P. Morgan Europe Limited, as London Agent, as a party. SunGard’s only current outstanding borrowings under the Credit Agreements are $175 million under the term loan. SunGard can periodically designate borrowings as base-rate borrowings or LIBOR borrowings. Base-rate borrowings bear interest generally at the prime rate plus a margin (currently prime), while LIBOR borrowings bear interest at a rate equal to LIBOR plus a margin (currently LIBOR plus 1%), depending upon SunGard’s corporate credit rating at the time of the borrowing. Interest rates on base-rate borrowings reset daily, while LIBOR borrowings can be fixed for one-, two-, three- or six-month periods at SunGard’s option. In order to remain eligible to borrow under the Credit Agreements, SunGard must, among other requirements, maintain a minimum net worth of $825 million, an interest coverage ratio of at least four to one, and limit its total debt to no more than two and one-half times SunGard’s earnings before interest, taxes, depreciation and amortization.

The foregoing summary of the Credit Agreements does not purport to be a complete description of the terms and conditions of the Credit Agreements and is qualified in its entirety by reference to the Credit Agreements, a copy of each of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the Securities and Exchange Commission by the Purchaser and SunGard in connection with the Offer, and which is incorporated in this Offer to Purchase by reference.

If SunGard uses funds under the Credit Agreements in connection with the acquisition of Caminus, SunGard intends to repay borrowings under the Credit Agreements from working capital and funds provided by future operations, and to refinance any outstanding borrowings on or prior to any applicable maturity date. While SunGard has no specific arrangements in this regard at this time, SunGard currently expects that if necessary it will be able to obtain any refinancing on commercially reasonable terms at the time.

The Purchaser believes that the financial condition of SunGard and its affiliates is not material to a decision by a holder of shares of Caminus common stock whether to tender such shares in the Offer because (i) cash is the only consideration that will be paid to the holders of Caminus common stock in connection with the Offer and the Merger, (ii) the Purchaser is offering to purchase all of the outstanding shares of Caminus common stock in the Offer, (iii) the Offer is not subject to any financing arrangements or financing contingencies, and

(iv) SunGard has sufficient cash on hand and cash equivalents to provide the Purchaser with the amount of cash consideration payable to holders of Caminus common stock in the Offer and the Merger.

11.    Background of the Offer

Background

Prior to September 20, 2002, representatives of SunGard periodically contacted representatives of Caminus to discuss potential business relationships or transactions between the companies.

On September 20, 2002, Cristóbal Conde, president and chief executive officer of SunGard, and Lawrence Gilson, chairman of Caminus, met for the first time to discuss SunGard’s preliminary interest in a possible acquisition of Caminus. Mr. Conde and Mr. Gilson discussed a possible transaction in only general terms, and no indicative price in such transaction was discussed.

On September 26, 2002, Mr. Conde indicated in a conversation with Mr. Gilson that, based upon publicly available information, SunGard considered the valuation of Caminus to be approximately $7.00 per share. Mr. Gilson responded that it did not appear that SunGard in deriving its valuation was factoring appropriately, among other things, the consensus of stock analysts with respect to Caminus’s expected revenue for 2002 nor its recently announced stock buy-back program.

Based upon a re-examination of Caminus from publicly available information, Mr. Conde in a conversation with Mr. Gilson on October 10, 2002 indicated that SunGard had revised its valuation of Caminus and considered its revised valuation of Caminus to be in the range of $8.50 to $9.00 per share.

On November 6, 2002, SunGard executed a confidentiality agreement with Caminus.

On November 8, 2002, Caminus retained Banc of America Securities LLC to provide an opinion to the Caminus board of directors as to the fairness, from a financial point of view, of the consideration to be received pursuant to a transaction with SunGard, if Caminus contemplated a sale transaction with SunGard.

On November 12 and 13, 2002, representatives of SunGard met with representatives of Caminus to conduct preliminary due diligence, which included a review of Caminus’s products and services, its operating results for 2002 and financial plan for 2003, as well as perceived potential synergies between the two companies.

On November 15, 2002, representatives of SunGard met with representatives of Caminus to conduct technical due diligence.

On November 22, 2002, representatives of SunGard met with representatives of Caminus to propose an acquisition of the shares of Caminus for $7.00 per share in cash, subject to a number of conditions and contingencies, including the completion of a satisfactory due diligence investigation of Caminus. During this meeting, representatives of Caminus indicated that SunGard should be willing to pay $9.50 to $10.00 per share to acquire Caminus.

On November 25, 2002, representatives of SunGard met again with representatives of Caminus to review additional financial information and discuss potential cost synergies that could result from the combination.

Between November 25, 2002 and December 9, 2002, representatives of SunGard and Caminus had further discussions concerning SunGard’s proposal and the valuation of Caminus and potential cost synergies that could be achieved from a combination of the two companies. On December 9, 2002, the parties agreed to pursue negotiation of the proposed transaction, including a definitive agreement, at a price of $9.00 per share in cash.

On December 12, 2002, representatives of SunGard and Caminus and their respective legal advisors met to discuss and negotiate aspects of the proposed transaction. Later during that same day, the board of directors of SunGard approved the acquisition of Caminus subject to satisfactory negotiation of the Merger Agreement and satisfactory completion of a comprehensive due diligence review of Caminus.

Between December 15, 2002 and January 15, 2003, representatives of SunGard and its legal and accounting advisors conducted extensive due diligence on Caminus’s business, including conducting meetings with Caminus’s management and reviewing financial and legal documents provided by Caminus. Also during this time, legal and financial representatives of SunGard and Caminus and their respective advisors discussed and negotiated on many occasions all aspects of the proposed merger and the definitive agreement therefor. These negotiations covered all aspects of the transaction, including, among other things: the representations and warranties made by the parties; the restrictions on the conduct of Caminus’s business following execution and delivery of the Merger Agreement; the conditions to completion of the Offer and the Merger; the provisions regarding termination; the amount, triggers and payment of the termination fee and the consequences of termination; and the delivery and terms of the Tender and Voting Agreement.

In meetings held on December 8, 12 and 22 of 2002, the board of directors of Caminus reviewed the status of the proposed transaction. At the December 22, 2002 meeting, the board of directors of Caminus received a preliminary presentation from Banc of America Securities LLC as to the fairness, from a financial point of view, to Caminus stockholders, other than the stockholders who were to be parties to the Tender and Voting Agreement, of the consideration proposed to be received by such stockholders in connection with the proposed Offer and Merger.

On January 17, 2003, the board of directors of SunGard approved the Merger Agreement in the form presented.

On January 18, 2003, the board of directors of Caminus held a meeting to discuss the status of SunGard’s acquisition proposal. During this meeting there was a full briefing by management, Banc of America Securities LLC made a presentation and rendered an opinion to the Caminus board of directors to the effect that the consideration proposed to be received by Caminus’s stockholders in the proposed Offer and Merger, other than the stockholders who were to be parties to the Tender and Voting Agreement, was fair, from a financial point of view, to such stockholders, and Caminus’s legal advisors rendered a full report to Caminus’s board of directors. After further discussion of the proposed transaction and the board’s fiduciary responsibilities to Caminus’s stockholders, the board unanimously approved the Merger Agreement and the other transaction documents, subject to finalization of all remaining details to management’s satisfaction.

Following such approvals, on January 20, 2003, the Merger Agreement was executed by SunGard and Caminus and the Tender and Voting Agreement was executed by the stockholders named therein and SunGard.

On January 21, 2003, SunGard and Caminus, before the opening of trading on the New York Stock Exchange and Nasdaq, issued a joint press release announcing the transaction.

Reasons for SunGard Entering into the Merger Agreement

At a meeting held on December 12, 2002, SunGard’s board of directors approved the transaction, subject to satisfactory negotiation of the Merger Agreement and satisfactory completion of a comprehensive due-diligence review of Caminus. At a meeting held on January 17, 2003, following management’s presentation of a satisfactory due diligence report, SunGard’s board of directors ratified its prior approval of the transaction. In approving the transaction, SunGard’s board of directors consulted with SunGard’s management and legal advisors. The board considered, among other things, the following:

•	the strategic fit between SunGard’s Energy Systems Group and Caminus, including: the benefits that SunGard’s financial resources could provide to Caminus; the opportunity to cross-sell SunGard and

Caminus products into the other’s customer base; and the opportunity to provide a broad range of products and services and an integrated, straight-through-processing solution to energy-industry customers;

•
the opportunity to realize certain cost synergies from combining Caminus with SunGard’s Energy Systems Group, including the savings resulting from Caminus no longer being an independent public company;

•	prospects for the demand for software systems solutions and services in the energy industry;

•	the quality and state of development of Caminus’s products and the reputation in the energy industry of Caminus’s technical expertise; and

•	the provisions of the Merger Agreement, including the price, respective representations, warranties and covenants of the parties.

12.    Purpose of the Offer; Plans for Caminus; The Merger Agreement; The Tender and Voting Agreement

Purpose of the Offer

The purpose of the Offer and Merger is to enable SunGard to acquire the entire equity interest in, and thus control of, Caminus. The Offer, as the first step in the acquisition of Caminus, is intended to facilitate the acquisition of all the outstanding shares of Caminus common stock or, if less, all shares of Caminus common stock that are tendered in the Offer and not properly withdrawn prior to the Expiration Date, subject to the conditions to the Offer described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase. The purpose of the Merger is to acquire any and all outstanding shares of Caminus common stock that are not tendered in the Offer and accepted for payment by the Purchaser in the Offer.

Plans for Caminus

If the Minimum Condition and the other conditions to the Offer described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase have been satisfied and the Purchaser purchases the shares of Caminus common stock that are tendered in the Offer, SunGard intends and will have the right to designate representatives to Caminus’s board of directors who will constitute a majority of the board of directors and therefore control Caminus. Following successful completion of the Offer and the Merger, SunGard intends to integrate Caminus’s operations with those of SunGard under the direction of SunGard management. SunGard’s principal reason for acquiring Caminus is to expand its integrated software solutions for the energy industry. SunGard intends to continue to review Caminus and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and, subject to the terms of the Merger Agreement, to consider whether any changes would be desirable in light of the circumstances then existing, and reserves the right to take such actions or effect such changes as it deems desirable.

The Merger Agreement

The following is a summary of the Merger Agreement. The following summary does not purport to be a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the Securities and Exchange Commission by the Purchaser and SunGard in connection with the Offer, and is incorporated in this Offer to Purchase by reference. The Merger Agreement may be examined, and copies obtained, by following the procedures described in Section 8 (Certain Information Concerning Caminus) of this Offer to Purchase.

The Offer

The Merger Agreement provides for the commencement of the Offer. The Purchaser’s obligation to accept for payment shares of Caminus common stock that are tendered in the Offer is subject to the satisfaction or waiver, if permitted under the Merger Agreement, of each of the conditions to the Offer that are described in Section 13 (Certain Conditions to the Offer) of this Offer to Purchase. The Purchaser may not, without Caminus’s prior written consent, make any change to the terms and conditions of the Offer that (i) decreases the Offer Price, (ii) changes the form of consideration to be paid in the Offer, (iii) changes the number of shares of Caminus common stock sought in the Offer, (iv) imposes new conditions to the Offer in addition to those described in Section 13 of this Offer to Purchase, (v) extends the Offer except as provided for in the Merger Agreement and described below, (vi) amends or waives the Minimum Condition or (vii) is adverse to the holders of shares of Caminus common stock.

If at any then-scheduled expiration date of the Offer, any of the conditions to the Offer have not been satisfied or waived, the Purchaser is entitled to extend the Offer for such amount of time as is reasonably necessary to cause such conditions to the Offer to be satisfied. Additionally, the Purchaser may (but is not required to) extend the Offer (one or more times) for an aggregate additional period of not more than 20 business days if the number of shares of Caminus common stock that have been validly tendered (and not withdrawn) as of the scheduled or extended expiration date of the Offer (plus any such shares of Caminus common stock tendered under the Tender and Voting Agreement and any shares of Caminus common stock with respect to which SunGard or Purchaser has sole “beneficial ownership”) represent more than a majority of Caminus’s Adjusted Outstanding Shares, but less than 90% of Caminus’s Adjusted Outstanding Shares as of such date.

If any of the conditions to the Offer have not been satisfied or waived at any then-scheduled expiration date of the Offer, the Purchaser has agreed to extend the Offer by 10 business days, if so requested by Caminus in writing.

The Purchaser also may (but is not required to) provide for a subsequent offering period (within the meaning of Rule 14d-11 under the Exchange Act) of at least three but not more than 20 business days following the expiration of the Offer.

The Merger Agreement further provides that the Purchaser will, on the terms and subject to the conditions to the Offer, accept for payment, and pay for, all the shares of Caminus common stock that are validly tendered and not properly withdrawn in the Offer as promptly as practicable after the Expiration Date. If the Purchaser provides for a subsequent offering period, subject to the terms and conditions of the Merger Agreement, the Purchaser will accept for payment, and pay for, all shares of Caminus common stock that are validly tendered during the subsequent offering period as promptly as practicable after such shares are tendered.

Appointment of Directors after Acceptance of Shares Tendered in the Offer

The Merger Agreement provides that, effective upon acceptance for payment of any shares of Caminus common stock in the Offer, SunGard shall be entitled to designate the number of directors, rounded up to the next whole number, on Caminus’s board of directors that equals the product of (i) the total number of directors on Caminus’s board of directors (giving effect to the election of any additional directors pursuant to these provisions) and (ii) a fraction whose numerator is the aggregate number of shares of Caminus common stock then beneficially owned by SunGard or Purchaser (including shares of Caminus common stock accepted for payment pursuant to the Offer), and whose denominator is the total number of shares of Caminus common stock then outstanding.

The Merger Agreement further provides that following a request by SunGard, Caminus must take all commercially reasonable actions necessary to cause the individuals designated by SunGard to be elected or appointed to Caminus’s board of directors, including, if necessary, either increasing the size of Caminus’s board of directors or securing the resignations of then incumbent directors. Furthermore, pursuant to the terms of the Merger Agreement, Caminus must take all commercially reasonable actions necessary to cause the individuals so designated by SunGard to constitute substantially the same percentage (rounding up where appropriate) as is on Caminus’s board of directors on (i) each committee of Caminus’s board of directors, (ii) each board of directors of each subsidiary of Caminus and (iii) each committee of each such board of directors of each subsidiary of Caminus. The Merger Agreement requires that at all times until the completion of the Merger, SunGard and Caminus shall use their respective commercially reasonable efforts to cause at least two of the members of Caminus’s board of directors to be individuals who were directors of Caminus and were not officers or employees of Caminus or any of its subsidiaries on the date of the Merger Agreement (the “Continuing Directors”).

Notwithstanding anything in the Merger Agreement to the contrary, after the election or appointment of the directors designated by SunGard to Caminus’s board of directors and prior to the completion of the Merger, under the terms of the Merger Agreement, the approval of the Continuing Directors will be required to (i) amend or terminate the Merger Agreement on behalf of Caminus, (ii) extend the time for performance by SunGard or the Purchaser of, or waive compliance by Caminus with, any of the agreements or conditions contained in the Merger Agreement for the benefit of Caminus, (iii) authorize any required or permitted consent or action by Caminus’s board of directors under the Merger Agreement or (iv) authorize any other action of Caminus under the Merger Agreement which adversely affects the holders of shares of Caminus common stock (other than SunGard or the Purchaser), provided, that if for any reason there are no Continuing Directors and Caminus has used commercially reasonable efforts to appoint Continuing Directors but has been unable after a reasonable period of time to find suitable candidates willing to serve, such actions may be effected by majority vote of Caminus’s entire board of directors.

The Merger

The Merger Agreement provides that, following the satisfaction or waiver of the conditions to the Merger described below under the caption “Conditions to the Merger”, the Purchaser will be merged with and into Caminus in accordance with the applicable provision of Delaware law, Caminus will continue as the surviving corporation of the Merger and the separate corporate existence of the Purchaser will cease.

Certificate of Incorporation and Bylaws of the Surviving Corporation

The Merger Agreement provides that upon the completion of the Merger, the certificate of incorporation of Caminus, other than those provisions with respect to indemnification of directors and officers, shall be amended and restated to conform to the certificate of incorporation of the Purchaser, as in effect immediately prior to the completion of the Merger. The bylaws of Caminus, other than those with respect to indemnification of directors and officers of Caminus, will be amended and restated to conform to the bylaws of the Purchaser as in effect immediately prior to the completion of the Merger.

Directors and Officers of the Surviving Corporation

Under the terms of the Merger Agreement, upon the completion of the Merger, the initial directors of Caminus will be the directors of the Purchaser immediately prior to the completion of the Merger, and the initial officers of Caminus will be the officers of Caminus immediately prior to the completion of the Merger.

Conversion of Shares of Caminus Common Stock

Pursuant to the Merger Agreement, each share of Caminus common stock that is issued and outstanding immediately prior to the completion of the Merger (other than shares owned by SunGard, the Purchaser or Caminus, or by a wholly owned subsidiary of SunGard or Caminus, or by those stockholders, if any, who properly exercise appraisal rights under Delaware law) will be converted into the right to receive $9.00, the price per share paid in the Offer in cash, without interest thereon.

Appraisal Rights

Appraisal rights are not available in connection with the Offer. The Merger Agreement provides that shares of Caminus common stock that are outstanding immediately prior to the completion of the Merger which are held by persons who have neither voted in favor of the Merger nor consented thereto in writing and who have properly and validly exercised their statutory rights of appraisal in respect of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) will not be converted into the right to receive cash in the Merger. Under Section 262 of the DGCL stockholders who demand appraisal and comply with the applicable statutory procedures, the steps of which are outlined immediately below, will be entitled to receive a judicial determination of the fair value of their shares of common stock, and to receive payment of that fair value in cash, together with a fair rate of interest, if any. Such fair value would be exclusive of any element of value arising from the completion of the Merger, and may be more or less than the consideration stockholders would receive in the Merger. Shares of Caminus common stock held by stockholders who fail to perfect, or otherwise withdraw or lose their rights to appraisal under Section 262 of the DGCL, however, will be converted into the right to receive $9.00, the price per share paid in the Offer in cash, without interest thereon.

The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 of the DGCL. THIS DISCUSSION SHOULD BE REVIEWED CAREFULLY BY ANY STOCKHOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS IN THE MERGER OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO BECAUSE FAILURE TO COMPLY STRICTLY WITH THE PROCEDURES SET FORTH HEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

Each stockholder intending to elect appraisal rights as to the fair market value of his shares of Caminus common stock must demand in writing for an appraisal of such shares from Caminus. Demanding appraisal rights for such shares shall constitute a request for payment for the shares at a per share value that is different from the $9.00 consideration contemplated by the Merger Agreement. Each stockholder electing to demand appraisal rights for his shares must deliver to Caminus a written notice of the stockholder’s intent to demand appraisal rights for his shares. The demand must reasonably inform Caminus of the identity of the stockholder and that the stockholder intends thereby to demand appraisal rights for the shares. Voting against, abstaining from voting or failing to vote on the Merger will not constitute a demand for appraisal rights within the meaning of Section 262. Furthermore, any stockholder electing to demand appraisal rights will not be granted payment under Section 262 if such stockholder has voted in favor of the Merger. The appraisal rights demand must be mailed or delivered to the attention of the Secretary of Caminus Corporation at 825 Third Avenue, New York, New York 10022.

If a vote of the stockholders of Caminus common stock is required to approve the Merger, then Caminus shall, not less than 20 days prior to the meeting at which such vote will be taken, notify each of the stockholders of the common stock of Caminus that appraisal rights are available and provide them with a copy of Section 262 of the DGCL. Each such stockholder electing to demand the appraisal of his shares shall deliver to Caminus, before the taking of the vote on the Merger, his appraisal rights demand.

If no stockholder vote is necessary to approve the Merger, within 10 days after the consummation of the Merger Caminus will notify each of the stockholders of the common stock of Caminus immediately before the Merger, who are entitled to appraisal rights, of the approval and effective date of the Merger and that appraisal rights are available, and provide them with a copy of Section 262 of the DGCL. Any such stockholder entitled to appraisal rights may, within 20 days after the date of the mailing of such notice by Caminus, make his appraisal rights demand.

Within 120 days after the effective date of the Merger, Caminus or any stockholder who has validly notified Caminus of his intent to demand appraisal rights and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the shares of all such shareholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the Merger, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the merger consideration of $9.00 per share (or if the Offer Price is higher, such higher price). Within 120 days after the effective date, of the Merger, any stockholder who has validly notified Caminus of his intent to demand appraisal rights, upon written request, shall be entitled to receive from Caminus a statement setting forth the aggregate number of shares not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement must be mailed to the stockholder by

Caminus within 10 days after such stockholder’s written request for such a statement is received by Caminus or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.

Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon Caminus, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Caminus. If the petition is filed by Caminus, the petition must be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to Caminus and to the stockholders shown on the list. The notice will also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the court deems advisable.

The court will determine the fair value of the shares and will direct payment of the fair value of the shares, together with interest, if any, by Caminus to the stockholders entitled thereto. Stockholders considering seeking appraisal should be aware that the “fair value” of their shares determined under Section 262 of the DGCL could be more than, the same as or less than the merger consideration. The cost of the appraisal proceeding will be determined by the court and may be assessed against the parties as the court deems equitable in the circumstances. The court may order that all or a portion of the attorneys’ fees incurred by any dissenting stockholder in connection with the appraisal proceeding be charged pro rata against the value of all shares entitled to appraisal.

THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY DISSENTERS’ RIGHTS UNDER THE DGCL. THE PRESERVATION AND EXERCISE OF DISSENTERS’ RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

Treatment of Caminus Options

Each holder of an option to purchase common stock of Caminus (each a “Company Option”) will be entitled to receive in settlement of each Company Option an amount equal to the product of (i) the excess, if any, of the Offer Price over the exercise price per share of such Company Option and (ii) the number of shares subject to such Company Option. Except as provided for below or as may be otherwise agreed to by SunGard and Caminus, all stock option plans established by Caminus or any of its subsidiaries shall terminate as of the date of the Merger and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Caminus or any subsidiary of Caminus shall be deleted, terminated and of no further force or effect as of the date of the Merger.

As of the date of the Merger, Caminus shall continue to be bound by its commitment to issue options pursuant to Caminus’s Tender Offer Statement on Schedule TO filed with the SEC on October 28, 2002, as amended (the “Option Tender Offer”); such options issued pursuant to the Option Tender Offer will be options to purchase shares of SunGard common stock, $0.01 par value per share, based upon a conversion formula set forth in the Merger Agreement.

Representations and Warranties

Caminus made customary representations and warranties to the Purchaser and SunGard in the Merger Agreement, including representations relating to its:

•	organization;

•	capital stock and ownership;

•	financial and corporate records;

•	compliance with Law;

•	SEC filings;

•	assets;

•	obligations;

•	operations since September 30, 2002;

•	tangible property;

•	real property;

•	environmental;

•	software and other intangibles;

•	contracts;

•	employees and independent contractors;

•	employee benefit plans;

•	taxes;

•	proceedings and judgments;

•	insurance;

•	questionable payments;

•	related party and affiliate transactions;

•	effect of agreement; inapplicability of anti-takeover statutes;

•	section 203 of the DGCL not applicable;

•	vote required;

•	non-contravention; consents;

•	fairness opinion;

•	financial advisory and other fees;

•	financial advisory agreements; and

•	full disclosure.

The Purchaser and SunGard made customary representations and warranties to Caminus in the Merger Agreement, including representations relating to their:

•	due organization;

•	authority; binding nature of agreement;

•	non-contravention; consents;

•	disclosure;

•	funds; and

•	warranty disclaimer.

Interim Conduct of Business

The Merger Agreement provides that, except as contemplated by the Merger Agreement or as set forth in a disclosure letter delivered by Caminus to the Purchaser, during the period from the date of the Merger Agreement through the acceptance of shares of Caminus common stock for purchase in the Offer: (i) Caminus shall use commercially reasonable efforts to ensure that it and each of its subsidiaries conducts its businesses and operations (A) in the ordinary course consistent with past practices and (B) in compliance, in all material respects, with all applicable law and the requirements of certain specified contracts; (ii) Caminus shall use all commercially reasonable efforts to ensure that it and each of its subsidiaries preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its existing material relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with it or any of its subsidiaries; (iii) Caminus shall keep in full force all insurance policies or comparable replacement or renewal policies; (iv) Caminus shall use commercially reasonable efforts to cause to be provided all notices, assurances and support required by specified contracts relating to any intellectual property in order to ensure that no condition under such contract occurs that could result in (A) any transfer or disclosure by it or any of its subsidiaries of any source code or (B) a release from any escrow of any source code that has been deposited or is required to be deposited in escrow under the terms of such contract; and (v) Caminus shall promptly notify SunGard of (A) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with any of the transactions contemplated by the Merger Agreement, and (B) the commencement of any litigation or any proceeding against or affecting the Offer, the Merger Agreement or the Merger.

Without limiting the generality of the foregoing, during the period from the date of the Merger Agreement through the acceptance of shares of Caminus common stock for purchase in the Offer, neither Caminus nor any of Caminus’s subsidiaries may (subject to certain exceptions identified in a disclosure letter delivered by Caminus to the Purchaser):

•
(A) declare, accrue, set aside or pay any dividend on, or make any other distribution (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than, with respect to a subsidiary of Caminus, to its corporate parent), (B) split, combine or reclassify any of its outstanding capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock or other equity interests or (C) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares (other than the valid exercise of Caminus stock options outstanding as of the date of the Merger Agreement or issued in accordance with the following provision);

•
sell, issue, grant, pledge or encumber or authorize the issuance, grant, pledge or encumbrance of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that Caminus may issue shares of Caminus common stock upon the valid exercise of stock options outstanding as of the date of the Merger Agreement and Caminus may in the ordinary course of business grant each employee hired during the pre-closing period a Company Option to purchase up to 20,000 shares of common stock of Caminus and Caminus may issue shares of common stock of Caminus upon the valid exercise of such Company Options); provided, however, that (X) such Company Options, in the aggregate, shall not grant rights to purchase greater than 200,000 shares of common stock of Caminus and (Y) any such Company Options shall be issued with an exercise price per share of the higher of $9.00 and the fair market value of a share of common stock of Caminus on the date of grant (determined by the closing price of such share on Nasdaq on the date of grant);

•
amend or waive any of its rights under any provision of any of Caminus’s stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related contract, in each case with respect to the capital stock of Caminus or its subsidiaries;

•
amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

•	form any subsidiary or directly or indirectly acquire any equity or other interest in, or make any other investment in or capital contribution to, any other entity;

•
make any capital expenditure that would, when added to all other capital expenditures made on behalf of Caminus and its subsidiaries during the pre- closing period, exceed the aggregation of $200,000 for each month during the pre-closing period;

•
except as otherwise permitted by these provisions, enter into or become bound by, or permit any of the material assets owned or used by it to become bound by, any material contract, or amend or terminate, or waive or exercise any material right or remedy under, any material contract, in each case other than in the ordinary course of business and consistent with past practices;

•
acquire, lease or license any right or other material asset from any other person or sell or otherwise dispose of, or lease or license, any material right or other material asset, including without limitation, any software or intangibles of Caminus and its subsidiaries to any other person, except in each case for assets acquired, leased, licensed or disposed of by Caminus in the ordinary course of business and consistent with past practices;

•
dispose of or permit to lapse any material rights to the use of any software or intangibles of Caminus and its subsidiaries, or dispose of or disclose to any person other than representatives of SunGard any material trade secret, formula, process, know-how or other intangibles not theretofore a matter of public knowledge, except in each case in ordinary course of business and consistent with past practices;

•
lend money to any person, or incur or guarantee any indebtedness, including without limitation, any additional borrowings under any existing lines of credit (except that Caminus may make routine borrowings and advancement of expenses in the ordinary course of business and consistent with past practices);

•
except as required to comply with applicable law, establish, adopt or amend any employee benefit plan, pay, commit to pay or accelerate the payment of any bonus or make, commit to make or accelerate any profit-sharing or similar payment to, or increase or commit to increase the amount of the wages, salary, commissions, fringe benefits, severance, insurance or other compensation or remuneration payable to, any of its directors, officers, employees or consultants, except that Caminus may (A) (i) make routine, reasonable salary increases in connection with Caminus’s customary employee review process, (ii) pay bonus payments in accordance with its established bonus policy which payments have been identified in a schedule delivered by Caminus to SunGard prior to the date of the Merger Agreement, and (iii) make severance payments to employees terminated or contemplated to be terminated in connection with the transactions contemplated by the Merger Agreement in accordance with its standard severance practices (to the extent Caminus uses its commercially reasonable efforts to obtain releases from such employees reasonably acceptable to SunGard), or (B) other than as permitted in these provisions, enter into or amend any employment, consulting, severance or similar agreement with any individual other than consulting agreements entered into in the ordinary course of business involving payments in the aggregate for all such consulting agreements not in excess of $50,000 in any month and not with a term in excess of 90 days;

•
hire any employee with an annual base salary in excess of $100,000 or with total annual compensation in excess of $200,000, or promote any employee except in order to fill a position vacated after the date of the Merger Agreement;

•
make any material change in any method of accounting or accounting practice or policy (including any method, practice or policy relating to taxes), except as required by any changes in generally accepted accounting principles or as otherwise required by law;

•	make or rescind any material tax election or settle or compromise any material tax liability of Caminus or of any of it subsidiaries;

•
(A) commence or settle any material proceeding, or (B) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations reflected or reserved against in the consolidated financial statements (or the notes thereto) of Caminus and its consolidated subsidiaries (except in the ordinary course of business and consistent with past practices);

•
adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any agreement relating to any acquisition proposal with respect to Caminus;

•	permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to SunGard;

•
enter into any agreement, understanding or commitment that restrains, limits or impedes, in any material respect, the ability of it or any of its subsidiaries to compete with or conduct any business or line of business;

•
plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of Caminus or its subsidiaries generally;

•	take any action that could be reasonably expected to result in any of the conditions to the Offer not being satisfied;

•	enter into any material transaction or take any other material action outside the ordinary course of business and inconsistent with past practices;

•	acquire, lease or enter into any agreement to acquire or lease any real property; or

•	agree or commit to take any of the actions described above.

Non-Solicitation Provisions

The Merger Agreement provides that Caminus and its subsidiaries must immediately cease any and all existing activities, discussions or negotiations with respect to any offer, proposal or indication of interest relating to or involving any of the following (each, an “Acquisition Proposal”), other than the transactions provided for in the Merger Agreement:

•	any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving Caminus or any of its subsidiaries;

•
any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or a significant portion of the assets of Caminus and its subsidiaries, taken as a whole, including, without limitation, any license, lease or other transfer or disposition of all or a significant portion of software and intangibles of Caminus and its subsidiaries, taken as a whole, in a single transaction or series of related transactions;

•
any purchase of, or tender offer or exchange offer for, 10% or more of the outstanding shares of capital stock of Caminus or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith; or

•	any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

The Merger Agreement further provides that Caminus shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize (and shall use its best efforts not to permit) any affiliate, officer, director, manager, or employee of, or any investment banker, attorney or other advisor or representative (collectively, “Representatives”) of Caminus or any of its subsidiaries to:

•	solicit, initiate, facilitate, or encourage, directly or indirectly, any inquiries relating to, or the submission of, any Acquisition Proposal;

•
participate in any discussions or negotiations regarding any Acquisition Proposal, or in connection with any Acquisition Proposal, or furnish to any person any information or data with respect to or provide access to the properties of Caminus or any of its subsidiaries, or take any other action to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; or

•	enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal;

provided, however, that neither Caminus nor Caminus’s board of directors are prohibited from taking and disclosing to Caminus’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, provided that Caminus may not, unless Caminus’s board of directors determines in good faith that the failure to take such action would result in a breach of the board’s fiduciary duties to Caminus’s stockholders under applicable law and meets certain other requirements set forth in the Merger Agreement, withdraw or modify, or propose to withdraw or modify, the recommendation of Caminus’s board of directors that Caminus’s stockholders accept the Offer and tender their shares of Caminus common stock in the Offer and adopt the Merger Agreement (the “Caminus Board Recommendation”), or approve or recommend, or propose to approve or recommend any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal.

For purposes of the Merger Agreement, “Superior Proposal” means an unsolicited Acquisition Proposal on terms that Caminus’s board of directors determines in good faith taking into consideration such matters that it deems relevant (including, without limitation, the additional time necessary to consummate the Acquisition Proposal), to be more favorable to Caminus’s stockholders than the Offer and the Merger (based on advice of Caminus’s independent financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Offer), for which financing, to the extent required, is (based upon the advice of Caminus’s independent financial advisor) reasonably capable of being obtained; provided, however, that for purposes of this definition, “Acquisition Proposal” shall be deemed to refer only to a transaction involving a majority of the outstanding voting securities of Caminus or all or substantially all of the assets of Caminus.

Notwithstanding the foregoing, prior to the time of acceptance of Caminus’s common stock for payment in the Offer, Caminus may furnish information concerning its businesses or its subsidiaries, properties or assets to any person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) and may negotiate and participate in discussions and negotiations with such person or group concerning a Superior Proposal, provided that such person or group shall have entered into a confidentiality agreement, the confidentiality provisions of which shall not be materially more favorable to such third party than those provided for in the confidentiality agreement with SunGard (provided that such confidentiality agreement must permit Caminus to disclose to SunGard all of the information required to be disclosed by Caminus to SunGard by the nonsolicitation provisions of the Merger Agreement), if:

•	such Person or group has submitted a Superior Proposal;

•
in the good faith opinion of Caminus’s board of directors, determined only after consulting with independent legal counsel to Caminus, the failure to do so would result in a breach of the board’s fiduciary duties to Caminus’s stockholders under applicable law; and

•	Caminus has notified SunGard in writing of its intention to engage in such discussions or negotiations or to provide such confidential information not less than 24 hours prior to so doing.

The Merger Agreement also provides that Caminus will promptly (but in no case later than 24 hours after receipt thereof) notify SunGard in writing of the existence of any proposal, discussion, negotiation or inquiry received by Caminus regarding any Acquisition Proposal, and Caminus will immediately communicate to SunGard the material terms of any proposal, discussion, negotiation or inquiry that it may receive regarding any Acquisition Proposal and the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation. Caminus will promptly provide to SunGard any non-public information concerning Caminus provided to any other person in connection with any Acquisition Proposal that was not previously provided to SunGard. Caminus will keep SunGard informed on a prompt basis of the status and details of any such Acquisition Proposal and of any amendments or proposed amendments to any Acquisition Proposal and of the status of any discussions or negotiations relating to any Acquisition Proposal.

The Merger Agreement further provides as follows:

•
Except as provided below, neither Caminus’s board of directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to SunGard or the Purchaser the Caminus Board Recommendation, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal (other than a confidentiality agreement that it is entered into in accordance with the non-solicitation provisions of the Merger Agreement).

•
Notwithstanding the foregoing, subject to compliance with the nonsolicitation provisions of the Merger Agreement, prior to the time of acceptance for payment of Caminus common stock in the Offer, Caminus’s board of directors, after consulting with independent legal counsel, may withdraw or modify the Caminus Board Recommendation, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, if the board determines in good faith that the failure to take such action would result in a breach of the board’s fiduciary duties to Caminus’s stockholders under applicable law, provided that in each case Caminus has given SunGard written notice at least three business days in advance of such action that Caminus’s board of directors has received a Superior Proposal that it intends to accept, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal.

Caminus Stockholders’ Meeting

If adoption of the Merger Agreement by the stockholders of Caminus is required under applicable law in order to complete the Merger, the Merger Agreement provides that Caminus must call, give notice of and hold a meeting of the stockholders of Caminus for the purpose of voting upon the adoption of the Merger Agreement.

Under the terms of the Merger Agreement, SunGard agreed to cause all shares of Caminus common stock owned by SunGard or any subsidiary of SunGard to be voted in favor of the adoption of the Merger Agreement at the Caminus stockholder meeting.

Notwithstanding the foregoing provisions of the Merger Agreement, if the Purchaser shall own by virtue of the Offer or otherwise at least 90% of the outstanding shares of Caminus common stock, the parties shall take all necessary and appropriate action to cause the merger of the Purchaser and Caminus to become effective as soon as practicable after the expiration date of the Offer (as such expiration date may have been extended in accordance with the terms of the Merger Agreement) without a stockholders meeting in accordance with Section 253 of the DGCL.

Proxy Statement; Recommendation of Caminus’s Board of Directors

The Merger Agreement provides that if the adoption of the Merger Agreement by Caminus’s stockholders is required by applicable law in order to complete the Merger, Caminus must prepare and file with the Securities and Exchange Commission a proxy statement for use in connection with the solicitation of proxies from

Caminus’s stockholders in connection with the Merger. Under the terms of the Merger Agreement, subject to the right of Caminus’s board of directors to withdraw or modify its recommendation as described below, the proxy statement must contain the Caminus Board Recommendation.

Reasonable Effort

The Merger Agreement provides that, subject to the terms and conditions thereof, SunGard and Caminus shall use all reasonable efforts to take, or cause to be taken, all actions necessary to purchase shares of Caminus common stock in the Offer and consummate the Merger and make effective the other transactions contemplated by the Merger Agreement, including (i) making all filings and giving all notices required to be made and given in connection with the Offer and the Merger, (ii) using all reasonable efforts to obtain each consent (if any) required to be obtained by such party in connection with the Offer and the Merger, and (iii) using all reasonable efforts to lift any restraint, injunction or other legal bar to the Offer or the Merger. However, notwithstanding the foregoing, SunGard does not have any obligation: (i) to dispose of or transfer or cause any of its subsidiaries to dispose of or transfer any assets, or to commit to cause Caminus or any of its subsidiaries to dispose of any assets; (ii) to discontinue or cause any of its subsidiaries to discontinue offering any product or service, or to commit to cause Caminus or any of its subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its subsidiaries to license or otherwise make available to any third party any technology, software or intangible, or to commit to cause Caminus or any of its subsidiaries to license or otherwise make available to any third party any technology, software or intangible; (iv) to hold separate or cause any of its subsidiaries to hold separate any assets or operations, or to commit to cause Caminus or any of its subsidiaries to hold separate any assets or operations; (v) to make or cause any of its subsidiaries to make any commitment regarding its future operations or the future operations of Caminus or any of its subsidiaries; or (vi) to contest any legal proceeding relating to the Offer or the Merger if SunGard determines in good faith that contesting such legal proceeding might not be in SunGard’s best interest.

Employee Benefit Matters

Pursuant to the Merger Agreement, SunGard has agreed that all employees of Caminus and its subsidiaries who continue employment with SunGard, Caminus and Caminus’s subsidiaries after the completion of the Merger (“Continuing Employees”) shall be eligible to continue to participate in Caminus’s health and welfare benefit plans; provided, however, that (i) nothing shall limit the right of SunGard or Caminus to amend or terminate any such health or welfare benefit plan at any time (including as of the consummation of the Merger), and (ii) if SunGard or Caminus terminates any such health or welfare benefit plan, then the Continuing Employees shall be immediately eligible to participate in SunGard’s health and welfare benefit plans, to substantially the same extent as similarly situated employees of SunGard. Immediately after the consummation of the Merger, the Continuing Employees shall be entitled to participate in a plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the IRC sponsored, maintained or contributed to by SunGard or its subsidiaries (a “SunGard 401(k) Plan”). Each Continuing Employee’s period of service and compensation history with Caminus and its subsidiaries shall be counted in determining eligibility for, and the amount and vesting of, benefits under each SunGard employee benefit plan (including, without limitation, the SunGard 401(k) Plan). Each Continuing Employee who participates in a SunGard employee benefit plan that provides health care benefits (whether or not through insurance) shall participate without regard to any waiting period or any condition or exclusion based on pre-existing conditions, medical history, claims experience, evidence of insurability, or genetic factors, and shall receive full credit for any co-payments or deductible payments, or account balances under any cafeteria or flexible spending plan made before the closing date of the Merger. In the event that any Continuing Employee receives an “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the IRC) from an employee benefit plan of Caminus intended to qualify under Section 401(k) of the Code (a “Caminus 401(k) Plan”), SunGard shall cause a SunGard 401(k) Plan to accept a direct rollover of such eligible rollover distribution (including, but not limited to, any portion of such eligible rollover distribution comprised of the outstanding balance of a loan from such Caminus 401(k) Plan). Nothing in the Merger Agreement shall be construed to create a right in any employee to employment with SunGard, Caminus or any other subsidiary of Caminus and the employment of each Continuing Employee shall be “at will” employment.

Directors’ and Officers’ Indemnification and Insurance

The Merger Agreement provides that all rights to indemnification existing in favor of those persons who are or have at any time been directors and officers of Caminus (the “Indemnified Persons”) for their acts and omissions occurring prior to the completion of the Merger, as provided in Caminus’s bylaws and certificate of incorporation as in effect as of the date of the Merger Agreement, will survive the Merger and shall be observed by Caminus to the fullest extent available under Delaware law for a period of six years from the completion of the Merger.

In addition, provided that the officers of Caminus as of the date of the Merger Agreement prepare and execute the application with respect thereto, the Merger Agreement requires SunGard to maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions occurring prior to the completion of the Merger, a “tail” policy of directors’ and officers’ liability insurance covering the period of time from the completion of the Merger until up to the sixth anniversary thereof, providing comparable coverage to the existing directors’ and officers’ liability insurance policy currently maintained by Caminus. However, SunGard will not be required to pay an aggregate premium for such tail policy in excess of $3.0 million and, in the event the aggregate premium for such tail policy would exceed $3.0 million SunGard will be entitled to alter the terms of such coverage and/or period of such coverage under the tail policy to such terms of coverage and/or period of time that can be obtained for an aggregate premium equal to $3.0 million. These provisions are enforceable by each Indemnified Person and his heirs and representatives, and are in addition to and not in substitution for, any other right to indemnification or contribution that such Indemnified Person may have under the certificate of incorporation and bylaws of Caminus under any acquisition contract, under the DGCL or otherwise.

Conditions to the Merger

The Merger Agreement provides that the respective obligations of each party to complete the Merger are subject to the satisfaction or waiver of certain conditions, consisting of the following:

•
if required by applicable law (i.e. if, following successful completion of the Offer the Purchaser owns less than 90% of the then outstanding shares of Caminus common stock), the Merger must have been approved by the stockholders of Caminus in accordance with the DGCL and Caminus’s charter documents;

•	the Purchaser or SunGard must have accepted for payment, and paid for, all of the shares of Caminus common stock that were validly tendered in the Offer and not properly withdrawn; and

•
no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any law enacted or deemed applicable to the Merger that makes completion of the Merger illegal; provided, that, subject to the provisions of the Merger Agreement, in the case of a restraining order, injunction or other order, each of the parties shall have used their commercially reasonable efforts to prevent the entry of any such restraining order, injunction or other order and to appeal as promptly as possible any restraining order, injunction or other order that may be entered.

Termination of the Merger Agreement

The Merger Agreement may be terminated, and the Offer may be abandoned, at any time prior to the closing of the Offer or the completion of the Merger:

•	by mutual written consent of SunGard and Caminus;

•
prior to the completion of the Merger, by either SunGard or Caminus if a court of competent jurisdiction or other governmental body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance of shares of Caminus common stock in the Offer or the Merger or making the purchase by the Purchaser of shares of Caminus common stock in the Offer or completion of the Merger illegal; provided, that in the case of a restraining order, injunction or other order, each of the parties are required to use their commercially reasonable efforts to prevent the entry of any such restraining order, injunction or other order and to appeal as promptly as possible any restraining order, injunction or other order that may be entered;

•
prior to the completion of the Offer, by either SunGard or Caminus if the Offer shall have expired without the acceptance for payment of shares of Caminus common stock, provided that (i) a party shall not be permitted to terminate the Merger Agreement for that reason if the failure of the acceptance for payment of shares of Caminus common stock in the Offer is attributable to a failure on the part of such party to perform any covenant in the Merger Agreement (an “Expiration Termination”) and (ii) Caminus shall not be permitted to terminate the Merger Agreement for that reason unless it pays the termination fee and makes the other payments required to be made by Caminus to SunGard under the Merger Agreement;

•
prior to the closing of the Offer, by either SunGard or Caminus if the acceptance for payment of shares of Caminus common stock in the Offer shall not have occurred on or prior to the close of business on April 4, 2003, provided that (i) a party shall not be permitted to terminate the Merger Agreement for that reason if the failure of the acceptance for payment of shares of Caminus common stock in the Offer by the close of business on April 4, 2003 is attributable to a failure on the part of such party to perform any covenant in the Merger Agreement or a material breach of any representation or warranty by such party (a “Drop-Dead Date Termination”) and (ii) Caminus shall not be permitted to terminate the Merger Agreement for that reason unless it pays the termination fee and makes the other payments required to be made by Caminus to SunGard under the Merger Agreement;

•	prior to the closing of the Offer, by SunGard if any “triggering event” (as defined below) shall have occurred (a “Triggering Event Termination”);

•
prior to the closing of the Offer, by SunGard if: (i)(x) certain specified representations and warranties of Caminus shall not be true and correct in any material respect (determined without regard to any knowledge or materiality qualifications therein), except to the extent such representations and warranties are qualified by a “material adverse effect” qualification, in which case they shall not be true and correct in any respect, in each case as of the date of the Merger Agreement or as of a date subsequent to the date of the Merger Agreement as if made on such subsequent date (other than to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall not be true and correct in any material respect as of such earlier date, determined without regard to any knowledge or materiality qualifications therein, except to the extent such representations and warranties are qualified by a “material adverse effect” qualification, in which case they shall not be true and correct in any respect as of such earlier date), or (y) the representations and warranties of Caminus set forth in the Merger Agreement shall not be true and correct (determined without regard to any knowledge qualifications or any materiality or “material adverse effect” qualifications therein), as of the date of the Merger Agreement or as of a date subsequent to the date of the Merger Agreement as if made on such subsequent date (other than to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall not be true and correct as of such earlier date, determined without regard to any knowledge qualifications or any materiality or “material adverse effect” qualifications therein), except for purposes of this subclause (y), to the extent the failure of such representations or warranties to be true and correct, taken together in their entirety, would not, individually or in the aggregate, reasonably be expected to have a “material adverse effect”, or (ii) Caminus shall not have performed and complied, in all material respects, with each material covenant or agreement contained in the Merger Agreement and required to be performed or complied with by it, subject in either case to certain cure rights (a “Caminus Breach Termination”);

•	prior to the closing of the Offer, by Caminus if: (i) any of SunGard’s representations and warranties contained in the Merger Agreement shall fail to be true and correct as of the date of the Merger

Agreement, or as of a date subsequent to the date of the Merger Agreement (as if made on such subsequent date) (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall not be true and correct as of such earlier date), except where such failure does not have a material adverse effect on the ability of SunGard or Purchaser to consummate the Offer or the Merger; or (ii) if SunGard shall not have complied with, in all material respects, SunGard’s covenants contained in the Merger Agreement, except where such noncompliance does not have a material adverse effect on the ability of SunGard or Purchaser to consummate the Offer or the Merger, subject in either case to certain cure rights;

•
prior to the closing of the Offer, by Caminus if Caminus has proposed to enter into an agreement with respect to a Superior Proposal or has approved or recommended a Superior Proposal, provided that Caminus has complied with all of the nonsolicitation provisions of the Merger Agreement, including the notice provisions therein (a “Superior Proposal Termination”); or

•
prior to the closing of the Offer, by SunGard if any person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires or agrees to acquire beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of Caminus (a “Caminus Stock Acquisition Termination”).

A “triggering event” shall be deemed to have occurred if: (i) Caminus’s board of directors shall have failed to recommend that Caminus’s stockholders accept the Offer and tender their shares of Caminus common stock in the Offer or vote to adopt the Merger Agreement, or shall have withdrawn or modified in a manner adverse to SunGard the Caminus Board Recommendation; (ii) Caminus shall have failed to include in the Schedule 14D-9 the Caminus Board Recommendation or a statement to the effect that Caminus’s board of directors has determined and believes that the Offer and the Merger are in the best interests of Caminus’s stockholders; (iii) Caminus’s board of directors fails to reaffirm Caminus Board Recommendation, or fails to reaffirm its determination that the Offer and the Merger are in the best interests of Caminus’s stockholders, within five business days after SunGard requests in writing that such recommendation or determination be reaffirmed; (iv) Caminus’s board of directors shall have approved, endorsed, recommended or taken a neutral position with respect to any Acquisition Proposal; (v) Caminus shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement that is entered into in accordance with the non-solicitation provisions of the Merger Agreement); (vi) a tender or exchange offer relating to securities of Caminus shall have been commenced and Caminus shall not have sent to its securityholders, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that Caminus recommends rejection of such tender or exchange offer; (vii) an Acquisition Proposal is publicly announced, disclosed or commenced or submitted, made or publicly communicated to Caminus’s board of directors and Caminus fails to comply with certain requirements set forth in the Merger Agreement or (viii) Caminus or any of its subsidiaries or any representative of Caminus or any of its subsidiaries shall have breached or taken any action inconsistent with any of the nonsolicitation provisions of the Merger Agreement.

Fees and Expenses; Termination Fee

The Merger Agreement provides that all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Offer and the Merger) will be paid by the party or parties, as applicable, incurring such expenses, whether or not the Offer and the Merger are successfully completed. Notwithstanding the foregoing, however, under the terms of the Merger Agreement SunGard and Caminus will share equally all fees and expenses, other than attorneys’ fees, accounting fees and financial advisory fees incurred in connection with (A) the filing, printing and mailing of the documents relating to the Offer and the proxy statement relating to the Merger and any amendments or supplements thereto and (B) the filing of any notice or other document under any applicable antitrust law or regulation.

Notwithstanding the foregoing, in the event that the Merger Agreement is terminated under the circumstances described below, the fees and expenses described in each of the paragraphs below will become payable:

•
If (i) except as provided below, the Merger Agreement is terminated by SunGard or Caminus pursuant to an Expiration Termination or a Drop-Dead Date Termination and at or prior to the termination of the Merger Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, (ii) the Merger Agreement is terminated by SunGard pursuant to a Triggering Event Termination, (iii) the Merger Agreement is terminated by SunGard pursuant to a Caminus Breach Termination and at or prior to the time of the termination of the Merger Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made and within one year from the date of termination Caminus enters into an agreement with respect to, approves, recommends or consummates, an Acquisition Proposal or agrees or resolves to do any of the foregoing, (iv) the Merger Agreement is terminated by Caminus pursuant to a Superior Proposal Termination, or (v) except as provided below, the Merger Agreement is terminated by SunGard pursuant to a Caminus Stock Acquisition Termination, then Caminus shall pay to SunGard, in cash (in addition to any reimbursement of expenses described below), a nonrefundable termination fee in the amount equal to $4,000,000.

However, notwithstanding clauses (i) or (v) above, no termination fee shall be required to be paid pursuant to clauses (i) or (v) above if, within five business days after the Acquisition Proposal shall have been publicly disclosed, announced or commenced or publicly or non-publicly submitted, made or communicated to Caminus’s board of directors, Caminus’s board of directors (A) determines that such Acquisition Proposal does not constitute a Superior Proposal, (B) so notifies, in writing, SunGard and the person or persons that made the Acquisition Proposal and (C) in the case of an Acquisition Proposal that has been publicly disclosed, within five business days thereafter files with the SEC, and mails to Caminus’s stockholders, a supplement to Caminus’s Schedule 14D-9 describing such determination and reaffirming Caminus’s recommendation of the Offer and the Merger, provided, however, that if at any time prior to the date one year after the date of any such termination pursuant to clauses (i) or (v) above, Caminus enters into an agreement with respect to, approves, recommends or consummates, an Acquisition Proposal, or agrees or resolves to do any of the foregoing, Caminus shall pay the termination fee described above.

•
If (w) except as provided below, the Merger Agreement is terminated by SunGard or Caminus pursuant to an Expiration Termination or a Drop-Dead Date Termination and prior to the termination of the Merger Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, (x) the Merger Agreement is terminated by SunGard pursuant to a Triggering Event Termination or a Caminus Breach Termination, (y) the Merger Agreement is terminated by Caminus pursuant to a Superior Proposal Termination, or (z) the Merger Agreement is terminated by SunGard pursuant to a Caminus Stock Acquisition Termination, Caminus shall make a nonrefundable cash payment to SunGard in an amount equal to the aggregate amount of all reasonable fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and all filing fees) that have been paid or that may become payable by or on behalf of SunGard in connection with the due diligence review of Caminus by SunGard, the Purchaser and their respective representatives, the preparation and negotiation of the Merger Agreement and otherwise in connection with the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement; provided, however, that such nonrefundable cash payment shall not exceed $500,000.

Procedure for Amendment, Extension or Waiver

Subject to applicable law and subject to the other provisions of the Merger Agreement, the Merger Agreement may be amended by the parties at any time by execution of an instrument in writing signed on behalf of each of SunGard, the Purchaser and Caminus.

Definition of Material Adverse Effect

The Merger Agreement provides that “material adverse effect” means an event, occurrence, violation, inaccuracy, circumstance or other matter which, considered alone or together with any other matter or matters, had or would reasonably be expected to have a material adverse effect on (i) the business, condition (financial or otherwise), capitalization, assets, liabilities, operations, revenues, results of operations, cash flows, financial performance or prospects of Caminus and its subsidiaries taken as a whole, (ii) the ability of Caminus to consummate the Merger or any of the other transactions contemplated by the Merger Agreement or to perform any of its obligations under the Merger Agreement, or (iii) SunGard’s or Purchaser’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Caminus or the surviving corporation in the Merger; provided, however, that in determining whether there has been a “material adverse effect,” any adverse effects directly resulting from or directly attributable to (A) general economic conditions or general conditions in the industry in which Caminus and its subsidiaries do business which conditions do not affect Caminus and its subsidiaries in a materially disproportionate manner, or (B) the public announcement of the transactions contemplated by the Merger Agreement (including, without limitation, loss of customers, cancellation of orders by customers, deferral of purchasing decisions by customers, or other adverse effects on the contracts of Caminus and its subsidiaries or business relationships held by Caminus and its subsidiaries, or loss of employees or other service providers) shall be disregarded.

The Tender and Voting Agreement

The following is a summary of the Tender and Voting Agreement entered into by SunGard, the Purchaser and certain of Caminus’s directors, executive officers and affiliated stockholders. The following summary does not purport to be a complete description of the terms and conditions of the Tender and Voting Agreement and is qualified in its entirety by reference to the Tender and Voting Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that has been filed with the Securities and Exchange Commission by the Purchaser and SunGard in connection with the Offer, and which is incorporated in this Offer to Purchase by reference.

As a condition and inducement to SunGard and the Purchaser to enter into the Merger Agreement, certain of Caminus’s directors, executive officers and affiliated stockholders have entered into the Tender and Voting Agreement with SunGard and the Purchaser pursuant to which they have agreed, in their capacity as stockholders of Caminus, to tender all of their shares of Caminus common stock, with certain limited exceptions, as well as any additional shares of Caminus common stock which they may acquire (pursuant to Caminus stock options or otherwise), with certain limited exceptions, to the Purchaser in the Offer. As of January 19, 2003, such directors, executive officers and affiliated stockholders held in the aggregate, including shares issuable upon exercise of stock options, 5,099,416 shares of Caminus common stock, which represented approximately 28% of Caminus’s Adjusted Outstanding Shares as of such date.

Under the terms of the Tender and Voting Agreement, each such director, executive officer or affiliated stockholder has agreed, in such person’s capacity as a stockholder of Caminus, as follows:

•
to promptly (and, in any event, not later than five business days after commencement of the Offer) tender or cause to be tendered into the Offer, pursuant to and in accordance with the terms of the Offer, and not withdraw or cause to be withdrawn (except following the termination of the Offer in accordance with its terms), all of such stockholder’s shares of Caminus common stock, with certain limited exceptions;

•
that until the earlier of the completion of the Merger or the termination of the Merger Agreement, at any meeting of Caminus’s stockholders, and in any action by consent of Caminus’s stockholders, such stockholder shall vote (or cause to be voted) all of such stockholder’s shares of Caminus common stock: (i) in favor of the approval and adoption of the Merger Agreement, the Merger and all the transactions contemplated by the Merger Agreement and the Tender and Voting Agreement and otherwise in such manner as may be necessary to consummate the Merger; (ii) against any action, proposal, agreement or transaction that would result in a breach of any covenant, obligation, agreement, representation or warranty of Caminus under the Merger Agreement; and (iii) against any action, agreement, transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including any Acquisition Proposal) that could reasonably be expected to result in any of the conditions to the Offer or to Caminus’s obligations under the Merger Agreement not being fulfilled or that is intended, or could reasonably be expected, to impede, interfere, delay, discourage or adversely affect the Merger Agreement, the Offer, the Merger or the Tender and Voting Agreement; and

•
to appoint SunGard and certain representatives of SunGard as such stockholder’s attorney, agent and proxy, with full power of substitution, to vote and otherwise act with respect to all such stockholder’s shares of Caminus common stock at any meeting of Caminus’s stockholders, and in any action by written consent of Caminus’s stockholders, on the matters and in the manner specified in the Tender and Voting Agreement, upon any failure of such stockholder to fulfill his or its obligations thereunder.

Each such stockholder has also agreed that, with certain limited exceptions, such stockholder shall not (except as contemplated by the Tender and Voting Agreement itself) sell, transfer, tender (except into the Offer) or otherwise dispose of, or grant a proxy or power of attorney with respect to, or enter into any voting agreement, or create or permit to exist any encumbrances of any nature whatsoever with respect to, any of such stockholder’s shares of Caminus common stock. In addition, each such stockholder has agreed not to take any action that would make any representation or warranty of such stockholder therein untrue or incorrect or have the effect of preventing, delaying or disabling such stockholder from performing such stockholder’s obligations thereunder. Finally, each such stockholder has also agreed not to solicit, initiate, facilitate or encourage any inquiries relating to, or the submission of, any Acquisition Proposal, or participate in any discussions or negotiations regarding or in connection with any Acquisition Proposal, or furnish to any person any information or data with respect to or provide access to the properties of Caminus or any of its subsidiaries, or take any other action to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal, provided that such provision shall not prevent a stockholder from acting in such stockholder’s capacity as a director or officer of Caminus, or taking any action in such capacity (including at the direction of Caminus’s board of directors), to the extent permitted by the nonsolicitation provisions of the Merger Agreement.

13.    Certain Conditions to the Offer

The Merger Agreement provides that the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser’s obligation to pay for or return tendered shares of Caminus common stock promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or the payment for, any tendered shares of Caminus common stock, and may amend the Offer consistent with the terms of the Merger Agreement or terminate the Offer and not accept for payment any tendered shares of Caminus common stock, if:

•	the Minimum Condition shall not have been satisfied at the time of expiration of the Offer, as it may be extended; or

•
on any scheduled expiration date of the Offer, any of the following events or circumstances shall occur or exist or shall be reasonably determined by SunGard or the Purchaser to have occurred or exist, and in the sole good faith judgment of SunGard or the Purchaser, and regardless of the circumstances (including any action or inaction by SunGard or the Purchaser other than an action or inaction by SunGard or the Purchaser constituting a material breach of the Merger Agreement) giving rise to such event or circumstance, such event or circumstance makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for shares of Caminus common stock:

•
any waiting period under any applicable antitrust law or regulation (including the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended) or other law shall not have expired or been terminated or any consent required under any applicable antitrust law or regulation or other law shall not have been obtained;

•
(i) (x) certain specified representations and warranties of Caminus in the Merger Agreement shall not be true and correct in any material respect as of such time (determined without regard to any knowledge or materiality qualifications therein), except to the extent such representations and warranties are qualified by a “material adverse effect” qualification, in which case they shall not be true and correct in any respect as of such time (other than to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall not be true and correct in any material respect as of such earlier date, determined without regard to any knowledge or materiality qualifications therein, except to the extent such representations and warranties are qualified by “material adverse effect,” in which case they shall not be true and correct in any respect as of such earlier date), or (y) the representations and warranties of Caminus set forth in the Merger Agreement shall not be true and correct (determined without regard to any knowledge qualifications or any materiality or “material adverse effect” qualifications therein), as of such time (other than to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall not be true and correct as of such earlier date, determined without regard to any knowledge qualifications or any materiality or “material adverse effect” qualifications therein), except for purposes of this subclause (y), to the extent the failure of such representations or warranties to be true and correct, taken together in their entirety, would not, individually or in the aggregate, reasonably be expected to have a “material adverse effect”; or (ii) Caminus shall not have performed and complied, in all material respects, with each material covenant or agreement contained in the Merger Agreement and required to be performed or complied with by it;

•
since the date of the Merger Agreement, there shall have occurred any “material adverse effect”, or any event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a “material adverse effect”;

•
any temporary restraining order, preliminary or permanent injunction or other order preventing the purchase by the Purchaser of shares of Caminus common stock in the Offer or completion of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, or there shall be any law enacted or deemed applicable by a governmental body to the Offer or the Merger that makes the purchase by the Purchaser of shares of Caminus common stock in the Offer or completion of the Merger illegal;

•
there shall be pending or threatened any proceeding in which a governmental body is or is threatened to become a party or is otherwise involved or either SunGard or Caminus shall have received a communication from any governmental body in which such governmental body indicates the intention of commencing any legal proceeding or taking any other action: (i) challenging or seeking to restrain or prohibit the purchase of shares of Caminus common stock in the Offer or completion of the Merger; (ii) relating to the Offer or the Merger and seeking to obtain from SunGard or any of Caminus and its subsidiaries, any damages or other relief that may be material to SunGard or Caminus and its subsidiaries; (iii) seeking to prohibit or limit in any material respect SunGard’s or the Purchaser’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Caminus; (iv) that could materially and adversely affect the right of SunGard or any of Caminus and its subsidiaries to own the assets or operate the business of Caminus and its subsidiaries; or (v) seeking to compel any of Caminus and its subsidiaries, SunGard or any subsidiary of SunGard to dispose of or hold separate any material assets as a result of the Offer or the Merger;

•
there shall be pending any proceeding in which, in the reasonable judgment of SunGard, there is a reasonable possibility of an outcome that could have a “material adverse effect” or a material adverse effect on SunGard: (i) challenging or seeking to restrain or prohibit the purchase of shares of Caminus common stock in the Offer or completion of the Merger; (ii) relating to the Offer or the Merger and seeking to obtain from SunGard or any of Caminus and its subsidiaries, any damages or other relief that may be material to SunGard or Caminus and its subsidiaries; (iii) seeking to prohibit or limit in any material respect SunGard’s or the Purchaser’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Caminus; (iv) that would materially and adversely affect the right of SunGard or any of Caminus and its subsidiaries, to own the assets or operate the business of any of Caminus and its subsidiaries; or (v) seeking to compel any of Caminus and its subsidiaries, SunGard or any subsidiary of SunGard to dispose of or hold separate any material assets as a result of the Offer or the Merger;

•
there shall not have occurred and be continuing: (i) (A) any general suspension of trading in, or limitation on prices for, securities on The Nasdaq Stock Market or New York Stock Exchange for a period equal to or in excess of 24 hours (excluding any organized halt triggered solely as a result of a specified decrease in a market index or suspensions or limitations resulting solely from physical damage, technological or software breakdowns or malfunctions or interference with such exchange not related to market conditions) or (B) any decline in any of the Dow Jones Industrial Average, the Standard & Poor’s Index of 500 Industrial Companies, the Nasdaq Composite Index or the Nasdaq Computer and Data Processing Index in excess of 25% measured from the close of business on the date of the Merger Agreement; (ii) a declaration by a governmental body of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) an act of terrorism or a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, which in any case would reasonably be expected to have a “material adverse effect” or could materially adversely affect SunGard’s or the Purchaser’s ability to purchase shares of Caminus common stock in the Offer or consummate the Merger; (iv) any extraordinary limitation (whether or not mandatory) by any governmental body on the extension of credit generally by banks or other financial institutions; or (v) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans;

•	the Merger Agreement shall have been terminated in accordance with its terms;

•	a “triggering event” shall have occurred under the Merger Agreement; or

•
any person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires or agrees to acquire beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of Caminus.

The foregoing conditions are for the sole benefit of SunGard and the Purchaser and, subject to the terms and conditions of the Merger Agreement, may be waived by SunGard or the Purchaser, in whole or in part, at any time and from time to time, in the reasonable discretion of SunGard or the Purchaser. The failure by SunGard or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

If the Offer is terminated pursuant to the foregoing provisions, all tendered shares of Caminus common stock will be promptly returned to the tendering stockholders.

14.    Certain Legal Matters

Except as described in this Section 14, based on information provided by Caminus, none of Caminus, the Purchaser or SunGard is aware of any license or regulatory permit that appears to be material to the business of Caminus that might be adversely affected by the Purchaser’s acquisition of shares of Caminus common stock in connection with the Offer or the Merger, or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of shares of Caminus common stock by the Purchaser in connection with the Offer or the Merger. Should any such approval or other action be required, the Purchaser and SunGard presently contemplate that such approval or other action will be sought, except as described below under “State Takeover Statutes”. While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of, or payment for, shares of Caminus common stock that are tendered in the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to Caminus’s business or that certain parts of Caminus’s business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment, or pay for, shares of Caminus common stock that are tendered in the Offer. See Section 13 (Certain Conditions to the Offer) of this Offer to Purchase for certain conditions to the Offer, including conditions with respect to governmental actions.

Delaware Law

In general, Section 203 of the DGCL prevents an interested stockholder (generally, a stockholder owning 15% or more of a corporation’s outstanding voting stock or an affiliate thereof) from engaging in a business combination (generally defined to include a merger and certain other transactions as described below) with a Delaware corporation for a period of three years following the time when such stockholder became an interested stockholder unless (i) prior to such time the corporation’s board of directors approved either the business combination or the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock option plans and persons who are directors and also officers of the corporation) or (iii) at or subsequent to such time, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock not owned by the interested stockholder (and such action may not be taken by written consent).

Caminus’s board of directors has approved the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement including, without limitation, the purchase of the shares of Caminus common stock as contemplated in the Offer. Accordingly, SunGard and Purchaser believe that Section 203 of the DGCL is inapplicable to the Offer and the Merger.

State Takeover Statutes

A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states.

Although Caminus, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws, SunGard and Purchaser believe it is unlikely that the antitakeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Offer or the Merger and, except as described above with respect to Section 203 of the DGCL, neither SunGard or Purchaser has attempted to comply with any state antitakeover statute or regulation in connection with the Offer or the Merger. SunGard and Purchaser reserve the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, SunGard and Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and SunGard and Purchaser might be unable to accept for payment or pay for shares of Caminus common stock tendered pursuant to the

Offer, or may be delayed in continuing or consummating the Offer or completing the Merger. In such case, Purchaser may not be obligated to accept for payment, or pay for, any shares of Caminus common stock tendered pursuant to the Offer. See Section 13 (Certain Conditions to the Offer) of this Offer to Purchase.

Antitrust

United States Antitrust Law.    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules that have been promulgated under the HSR Act by the Federal Trade Commission (the “FTC”) with the consent of the Assistant Attorney General in charge of the Antitrust Division of the Department of Justice (the “Antitrust Division”), certain acquisition transactions may not be consummated unless certain information has been furnished to the FTC and the Antitrust Division and certain waiting period requirements have been satisfied. These requirements apply to SunGard’s and Purchaser’s acquisition of Caminus common stock in the Offer and the Merger.

Under the HSR Act, the purchase of Caminus common stock in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. On or about January 22, 2003, SunGard filed Premerger Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of shares of Caminus common stock in the Offer and the Merger. As a result, the required waiting period with respect to the Offer and the Merger would expire at 11:59 p.m., New York City time, on or about February 6, 2003, unless earlier terminated by the FTC and the Antitrust Division or SunGard receives a request for additional information or documentary material prior to that time. If, within the 15-calendar-day waiting period, either the FTC or the Antitrust Division requests additional information or documentary materials from SunGard, the waiting period would be extended for an additional period of 10 calendar days following the date of its substantial compliance with that request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act rules. Thereafter, the waiting period could be extended only by an order of a court or with the consent of the filing party. In practice, complying with a request for additional information or documentary materials can take a significant period of time. Although Caminus is also required to make an HSR Act filing with the FTC and the Antitrust Division in connection with the Offer, neither Caminus’s failure to make that filing nor a request made to Caminus from the FTC or the Antitrust Division for additional information or documentary materials will extend the waiting period with respect to the purchase of shares of Caminus common stock in the Offer and the Merger.

Notwithstanding the foregoing, the FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser’s acquisition of shares of Caminus common stock in the Offer and the Merger. At any time before the Purchaser’s acquisition of shares of Caminus common stock, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Purchaser’s acquisition of shares of Caminus common stock in the Offer, the Merger or otherwise, or seeking the divestiture of shares of Caminus common stock acquired by the Purchaser, or the divestiture of substantial assets of Caminus or its subsidiaries. At any time after the Purchaser’s acquisition of shares of Caminus common stock in the Offer and the Merger, the FTC or the Antitrust Division could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking the divestiture of the shares of Caminus common stock acquired by the Purchaser in the Offer and the Merger or the divestiture of substantial assets of Caminus or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer or the Merger or other acquisition of shares of Caminus common stock by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 13 (Certain Conditions to the Offer) of this Offer to Purchase for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

Foreign Antitrust Law.    The Purchaser and SunGard have filed a Notification of a proposed concentration with the Federal Cartel Office of Germany according to sections 35 para. 1, 39 para. 1, German Act against

Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen, “GWB”). Under the GWB, the transaction may not be closed until clearance has been granted or is deemed to be granted by the Federal Cartel Office.

The initial review period is one month following a complete notification. SunGard filed the pre-merger notification on January 27, 2003. Accordingly, the initial review period (first stage) will end on February 27, 2003, unless earlier terminated by the Federal Cartel Office. If the Federal Cartel Office requires substantial additional data it may start the first review phase only once such additional information has been received.

Where a case raises competitive concerns an in-depth (second stage) review may be conducted that would add another three months to the review period. The review period would then expire on May 27, 2003, unless earlier terminated by the Federal Cartel Office. Again, the review period may end later in case the Office has delayed the beginning of the first review period.

Clearance will be communicated by simple letter at the end of the first stage review or by decision at the end of second stage review. Should the review period of either first or second stage review pass without a decision having been made, clearance will, nevertheless, be deemed to have been granted. The latter will, however, not apply where (i) the notifying parties consent to an extension of the time limit, or where (ii) the Federal Cartel Office has refrained from opening an in-depth investigation or from prohibiting the transaction because of incorrect information given by the parties or because of required information not having been provided in time, or where (iii) the authorization to accept service in Germany has been withdrawn.

Third parties may bring legal action against a clearance granted after an in-depth investigation under certain circumstances. There can be no assurance that legal action will not be taken or, if such action is taken, of the result.

Federal Reserve Board Regulations

Regulations T, U and X of the Federal Reserve Board (the “Margin Regulations”) restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the shares of Caminus common stock, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. To the extent SunGard funds the purchase of shares of Caminus common stock through its Credit Agreements, such borrowings will be in compliance with the margin regulations.

15.    Fees and Expenses

The Purchaser and SunGard have retained D.F. King & Co., Inc. to act as the Information Agent for the Offer, and Wells Fargo Bank Minnesota, N.A. to serve as the Depositary for the Offer. Each of the Information Agent and the Depositary will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection with their services, including certain liabilities and expenses under United States federal securities laws.

The Information Agent may contact holders of Caminus common stock by mail, telephone, facsimile, email, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Caminus common stock.

Neither the Purchaser nor SunGard will pay any fees or commissions to any broker or dealer or other person (other than to the Depositary, the Information Agent and in the event that the laws of one or more jurisdictions require the Offer to be made by a licensed broker or dealer to a broker or dealer licensed in such jurisdiction, to such broker or dealer) in connection with the solicitation of tenders of shares of Caminus common stock in connection with the Offer. Upon request, the Purchaser will reimburse brokers, dealers, banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding material to their customers.

16.    Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares of Caminus common stock in any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor SunGard is aware of any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. To the extent that the Purchaser or SunGard becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser may amend, in its discretion, the Offer and, depending on the timing of such amendment, if any, may extend, in its discretion, the Offer to provide adequate dissemination of such information to holders of shares of Caminus common stock prior to the expiration of the Offer.

No person has been authorized to give any information or to make any representation on behalf of the Purchaser or SunGard that is not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

The Purchaser and SunGard have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to such document. In addition, Caminus has filed with the Securities and Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, containing its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional information with respect to the Offer. Such documents and any amendments to such documents, including the related exhibits, should be available for inspection and copies should be obtainable in the manner described in Section 8 (Certain Information Concerning Caminus) of this Offer to Purchase, except that such material will not be available at the regional offices of the Securities and Exchange Commission.

RAPID RESOURCES INC.

January 29, 2003

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF
SUNGARD DATA SYSTEMS INC. AND RAPID RESOURCES INC.

Directors and Executive Officers of SunGard Data Systems Inc.

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of SunGard Data Systems Inc. are set forth below. Except as indicated below, the business address of each such director or executive officer is c/o SunGard Data Systems Inc., 1285 Drummers Lane, Wayne, Pennsylvania 19087. All directors and officers listed below are citizens of the United States except for Ramon de Oliveira, Till M. Guldimann and Brian Robins.

Name and Position	Age	Present Principal Occupation or Employment and Employment History for Past Five Years

Gregory S. Bentley, Director (since 1991)	47
Chief Executive Officer (since September 2000), President and Chairman of the Board (since 1995) and Vice President (1991 to 1995), Bentley Systems, Inc. (engineering software company), 685 Stockton Drive, Exton, PA 19341; President (1983 to 1991), SunGard Systems International Inc., a subsidiary of SunGard Data Systems Inc., since 1987.

Michael C. Brooks, Director (since 1985)	57
General Partner (since May 2000), Venrock Associates (venture capital firm), 30 Rockefeller Plaza, New York, NY 10112; General Partner (1985 to April 2000), J. H. Whitney & Co., Stamford, CT (venture capital firm).

Cristóbal Conde, Director (since 1999) President and Chief Executive Officer	42
Chief Executive Officer (since August 2002), President (since February 2000), Chief Operating Officer (1999 to August 2002) and Executive Vice President (1998 to 1999), SunGard Data Systems Inc.; Chief Executive Officer (1991 to 1998), SunGard Trading Systems Group.

Ramon de Oliveira, Director (since October 2001)	48
Managing Partner (since December 2001), Logan Pass Partners, LLC (strategic advisory and investment firm), 420 Lexington Avenue, Suite 1820, New York, NY 10170; Head of Investment Management & Private Banking businesses (1997 to August 2001) and various senior executive positions (1977 to 1997), J.P. Morgan Chase & Co., (formerly J.P. Morgan & Co.), New York, NY (investment banking firm); Adjunct Professor of Finance at Columbia University (since February 2002) and at New York University (since September 2002).

Henry C. Duques, Director (since June 2001)	59
Chairman of the Board (1992 to December 2002) and Chief Executive Officer (1992 to December 2001), First Data Corporation (electronic commerce and payment services company), 401 N. Cattleman Road, Suite 106, Sarasota, FL 34232. Director of CheckFree Corporation, First Data Corporation and Unisys Corporation.

Albert A. Eisenstat, Director (since 1991)	72
Director of public companies and private investor (since 1993); various senior executive positions (1980 to 1993), Apple Computer, Inc., Cupertino, California (computer/software company). Director of all funds in the Benham Mutual Fund Group and Business Objects, S.A.

Name and Position	Age	Present Principal Occupation or Employment and Employment History for Past Five Years

Bernard Goldstein, Director (since 1994)	72
Retired; Director (1997 to December 2002) and Managing Director (1979 to 1996), Broadview International LLC (investment banking firm), One Bridge Plaza, Suite 500, Fort Lee, NJ 07024. Director of Allscripts Healthcare Solutions, Inc. and SPSS, Inc.

Janet Brutschea Haugen, Director (since August 2002)	44
Senior Vice President and Chief Financial Officer (since July 2000), Corporate Controller (1996 to 2000), Unisys Corporation (worldwide information technology services and solutions company), Unisys Way, Blue Bell, PA 19424; Partner (1993 to 1996), Ernst & Young LLP.

James L. Mann, Director (since 1983), Chairman of the Board	68
Chairman of the Board (since 1987), Chief Executive Officer (1986 to August 2002), President (1986 to February 2000) and Chief Operating Officer (1983 to 1985), SunGard Data Systems Inc. Director of T-Netix, Inc.

Malcolm I. Ruddock, Director (since 1983)	60
Retired; Treasurer (1989 to 2000), Director of Finance (1988 to 1989) and Director of Acquisitions and Divestments (1979 to 1988), Sunoco, Inc., Philadelphia, Pennsylvania (independent refiner and marketer).

Andrew P. Bronstein, Vice President and Controller	44
Vice President and Controller (since 1994), Corporate Controller (1992 to 1994), SunGard Data Systems Inc.; Manager (1985-1992), Coopers & Lybrand L.L.P., Philadelphia, PA. Director and officer of most of SunGard Data Systems Inc.’s domestic subsidiaries.

Robert Greifeld, Executive Vice President	45
Executive Vice President (since March 2002), Senior Vice President (February 2000 to March 2002), Vice President (August 1999 to February 2000), SunGard Data Systems Inc.; Chief Executive Officer (May 1999 to August 1999), SunGard Brokerage Systems Group; President (1993 to 1999), Automated Securities Clearance, Ltd., acquired by SunGard Data Systems Inc. in March 1999. Director and/or officer of many of SunGard Data Systems Inc.’s investment support systems subsidiaries.

Lawrence A. Gross, Senior Vice President—Legal and General Counsel	50
Senior Vice President–Legal (since March 2001), General Counsel (since 1986), Vice President (1986 to March 2001), Secretary (1987 to March 2002), SunGard Data Systems Inc.; Lawyer (1979 to 1986), Blank Rome LLP, Philadelphia, PA. Director and officer of most of SunGard Data Systems Inc.’s domestic subsidiaries and some of its foreign subsidiaries.

Till M. Guldimann, Vice Chairman	53
Vice Chairman (since March 2002), Senior Vice President, Strategy (1999 to March 2002), member of board of directors (1999 to 2002), SunGard Data Systems Inc.; Vice Chairman (1997 to 1999), Senior Vice President (1995 to 1997), Infinity, A SunGard Company, a subsidiary of SunGard Data Systems Inc. since 1998. Various senior executive positions (1974 to 1995), J.P. Morgan & Co.

Name and Position	Age	Present Principal Occupation or Employment and Employment History for Past Five Years

Paul C. Jeffers, Vice President—Human Resources	40
Vice President–Human Resources (since March 2001) SunGard Data Systems Inc.; National Director of Performance Management Education (September 2000 to March 2001), Grant Thornton, LLP; Vice President–Human Resources (1999 to September 2000), First USA Bank; Area Director, Human Resources for the Management Consulting Practice (1995 to 1999), Ernst & Young LLP.

Michael K. Muratore, Executive Vice President	56
Executive Vice President (since March 2002), Senior Vice President (October 1998 to March 2002), various senior executive positions (1985 to 1990), SunGard Data Systems Inc.; Chief Executive Officer (1995 to October 1998), SunGard Financial Systems Group; Chief Executive Officer (1990 to 1995), SunGard Computer Services Group. Director and/or officer of many of SunGard Data Systems Inc.’s domestic subsidiaries.

Brian Robins, Vice President—Corporate Marketing	44
Vice President–Corporate Marketing (since February 2000), SunGard Data Systems Inc.; Vice President–Marketing and various positions (1995 to February 2000), Infinity, A SunGard Company, a subsidiary of SunGard Data Systems Inc. since 1998.

David E. Robinson, Executive Vice President	59
Executive Vice President (since March 2002), Senior Vice President (August 1999 to March 2002), SunGard Data Systems Inc.; Chief Executive Officer (October 1998 to August 1999), SunGard Investment and Shareholder Systems Group; various senior executive positions (1983 to 1999), SunGard Data Systems Inc., including President (1993 to 1999), SunGard Investment Systems Inc. Director and/or officer of many of SunGard Data Systems Inc.’s investment support systems subsidiaries.

Michael J. Ruane, Senior Vice President—Finance and Chief Financial Officer	49
Senior Vice President–Finance (since March 2001), Chief Financial Officer and Treasurer (since 1994), Vice President–Finance (1994 to March 2001), SunGard Data Systems Inc.; Chief Financial Officer and Vice President–Finance (1992 to 1994), SunGard Trading Systems Group; Vice President–Controller (1990 to 1992), Corporate Controller (1985 to 1990), SunGard Data Systems Inc. Director and officer of most of SunGard Data Systems Inc.’s domestic and foreign subsidiaries.

Bettina Slusar, Vice President—Global Accounts Management	39
Vice President–Global Accounts Management (since April 2001), SunGard Data Systems Inc.; President (1999 to March 2001) and Senior Vice President, North American Sales and Operations (1997 to 1998), SunGard Futures Systems.

Richard C. Tarbox, Senior Vice President—Corporate Development	50
Senior Vice President–Corporate Development (since March 2001), Vice President–Corporate Development (1987 to March 2001), SunGard Data Systems Inc.; Senior Manager (1983-1987), Coopers & Lybrand L.L.P.

Directors and Executive Officers of Rapid Resources Inc.

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Rapid Resources Inc. are set forth below. The business address of each such director and executive officer is Rapid Resources Inc., c/o SunGard Data Systems Inc., 1285 Drummers Lane, Wayne, Pennsylvania 19087. All directors and officers listed below are citizens of the United States.

Name and Position	Age	Present Principal Occupation or Employment and Employment History for Past Five Years

Andrew P. Bronstein, Director and Vice President	44	Same as above

Lawrence A. Gross, Director	50	Same as above

Michael J. Ruane, Director and President	49	Same as above

Richard C. Tarbox, Vice President	50	Same as above.

The Letter of Transmittal, certificates for shares of Caminus common stock and any other required documents should be sent or delivered by each stockholder of Caminus or such stockholder’s broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

WELLS FARGO BANK MINNESOTA, N.A.

By Facsimile Transmission:	By Registered or Certified Mail:	By Hand Delivery or Overnight Courier:

(For Eligible Institutions Only): (651) 450-2452	Wells Fargo Bank Minnesota, N.A. Shareowner Services Corporate Actions Department P.O. Box 64858 St. Paul, Minnesota 55164-0858	Wells Fargo Bank Minnesota, N.A. Shareowner Services Corporate Actions Department 161 North Concord Exchange South St. Paul, Minnesota 55075

Questions regarding the Offer, and requests for assistance in connection with the Offer, may be directed to the Information Agent at its telephone number and location listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other materials related to the Offer may be obtained from the Information Agent. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.
77 Water Street
New York, NY 10005

Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll Free: (800) 848-3416